SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Macy’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

March 30, 2011

To the Shareholders:

It is my privilege to invite you to attend Macy’s 2011 annual meeting of shareholders. We are holding the annual meeting on Friday, May 20, 2011, at 11:00 a.m., Eastern Daylight Savings Time, at Macy’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. We are enclosing the official notice of meeting, proxy statement and form of proxy with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

Your vote is important and we want your shares to be represented at the meeting. Accordingly, we encourage you to read the proxy statement and cast your vote promptly by following the instructions on the enclosed proxy card.

We appreciate your continued confidence in and support of Macy’s, Inc.

Sincerely,

TERRY J. LUNDGREN Chairman of the Board, President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on May 20, 2011

To the Shareholders:

Macy’s hereby gives notice that the annual meeting of its shareholders will be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 20, 2011, at Macy’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. At the annual meeting, shareholders will be asked to:

1.	Elect ten members of Macy’s board of directors;

2.	Ratify the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 28, 2012;

3.	Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove the requirement of plurality voting for directors;

4.	Cast an advisory vote on executive compensation;

5.	Cast an advisory vote on the frequency of the shareholder vote on executive compensation; and

6.	Conduct such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

We recommend that you vote “For” the election of each director nominee, “For” items 2, 3 and 4, and, with respect to item 5, for an annual frequency for the advisory vote on executive compensation. Each of these matters is more fully described in the attached proxy statement. The proxy statement and our annual report on Form 10-K are also available for your review at: www.proxyvote.com and www.macysinc.com/shareholders.

The Board of Directors has fixed March 25, 2011 as the record date for the determination of shareholders entitled to vote at the annual meeting or any postponements or adjournments of the annual meeting.

DENNIS J. BRODERICK Secretary

March 30, 2011

YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY PROXY. MACY’S RECOMMENDS THAT YOU VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY VOTE BY MAIL, BY TELEPHONE OR OVER THE INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER, BANK OR OTHER NOMINEE, AND YOU DECIDE TO ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A SIGNED AND PROPERLY EXECUTED PROXY FROM YOUR BANK, BROKER OR OTHER NOMINEE TO VOTE YOUR SHARES HELD IN STREET NAME AT THE ANNUAL MEETING.

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202

and

151 West 34th Street, New York, New York 10001

PROXY STATEMENT

Macy’s board of directors (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Macy’s shareholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Savings Time, on Friday, May 20, 2011, at Macy’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. We will begin mailing the proxy statement, the notice of meeting and accompanying proxy on April 11, 2011.

GENERAL	2
STOCK OWNERSHIP	5
ITEM 1. ELECTION OF DIRECTORS	8
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS	11
ITEM 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
ITEM 3. APPROVAL OF AN AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT OF PLURALITY VOTING FOR DIRECTORS	28
ITEM 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION	29
ITEM 5. ADVISORY VOTE ON FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION	31
COMPENSATION DISCUSSION & ANALYSIS	32
COMPENSATION COMMITTEE REPORT	54
COMPENSATION OF THE NAMED EXECUTIVES FOR 2010	55
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	79
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	79
POLICY ON RELATED PERSON TRANSACTIONS	80
REPORT OF THE AUDIT COMMITTEE	81
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS	82
OTHER MATTERS	83
APPENDIX A
POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT SERVICES BY OUTSIDE AUDITORS	A-1
APPENDIX B
TEXT OF ARTICLE SEVENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	B-1

GENERAL

The record date for the annual meeting is March 25, 2011. If you were a holder of record of shares of Macy’s common stock at the close of business on the record date you are entitled to vote those shares at the annual meeting. You are entitled to one vote for each share of Macy’s common stock you owned on the record date on each of the matters listed in the notice of meeting. As of the record date, 425,806,414 shares of Macy’s common stock were outstanding. This number excludes shares held in the treasury of Macy’s.

The Board has adopted a policy under which all voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to Macy’s officers, directors or employees or to third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain shareholder confidentiality as provided in the policy;

•	in those instances in which shareholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Macy’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•

in respect of a shareholder proposal that Macy’s Nominating and Corporate Governance Committee of the Board, referred to as the NCG Committee, after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Macy’s and its shareholders; and

•	in the event that representatives of Macy’s determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

The policy described above will apply to the annual meeting.

A quorum of shareholders is necessary to hold a valid annual meeting. The holders of a majority of the Macy’s common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting for the transaction of business at the meeting. Macy’s will treat all shares of Macy’s common stock represented at the meeting, including abstentions and “broker non-votes,” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The vote required for each matter is:

•	Item 1. Nominees for election must be elected by a plurality of the votes cast. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 3. Approval of the amendment of Macy’s Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of votes against the proposal.

•

Item 4. The advisory (non-binding) proposal to approve executive compensation, as disclosed in this proxy statement, requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•

Item 5. The advisory (non-binding) proposal regarding how frequently advisory votes on executive compensation, such as Item 4, will occur requires a plurality of the votes cast for the three frequency options presented at the annual meeting. The frequency option that receives the most affirmative votes of all the votes cast on Item 5 is the frequency that will be deemed recommended by shareholders. Abstentions and broker non-votes will have no effect in determining the frequency option that is recommended by shareholders.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of Macy’s common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. “Broker non-votes” are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the beneficial owner of such shares has not instructed the broker, bank or nominee on how to vote on a particular proposal, and with respect to which the broker, bank or nominee does not have discretionary voting power on such proposal.

All shares of Macy’s common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted:

•	FOR the director nominees identified below (Item 1);

•	FOR the ratification of the appointment of Macy’s independent registered public accounting firm (Item 2);

•	FOR the proposal to approve the amendment of Macy’s Amended and Restated Certificate of Incorporation (Item 3);

•	FOR the approval of the compensation of Macy’s named executive officers (Item 4); and

•	for the option of 1 year as the frequency for the advisory vote on executive compensation (Item 5).

You may vote in person at the annual meeting or by proxy. Macy’s recommends that you vote by proxy even if you plan to attend the annual meeting. You have three options for voting by proxy:

•

Internet:    You can vote over the Internet at the Web address shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote over the Internet, you should not return your proxy card.

•

Telephone:    You can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. When you vote by telephone, you should not return your proxy card.

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. The Internet and telephone proxy procedures are designed to authenticate your identity, to allow you to give your proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed over the Internet or by telephone through such a program must be received by 5:00 p.m., Eastern Daylight Savings Time, on Thursday, May 19, 2011. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given over the Internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the annual meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or other nominee to vote your shares held in street name at the annual meeting. Without your instructions, your broker or brokerage firm is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2), but is not permitted to use discretion and vote your uninstructed shares on non-routine matters (such as Items 1, 3, 4 and 5). Therefore, the Company encourages you to give voting instructions to your broker or brokerage firm on all matters being considered at the meeting.

If you participate in Macy’s 401(k) Retirement Investment Plan, which prior to April 1, 2011 was known as the Macy’s Profit Sharing 401(k) Investment Plan, you will receive a voting instruction card for the Macy’s common stock allocated to your account in the plan. You may instruct the plan trustee on how to vote your proportional interest in any Macy’s shares held by the plan by signing, dating and mailing the enclosed voting instruction card, or by submitting your voting instructions by telephone or over the Internet. The plan trustee will vote your proportional interest in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee for the plan, subject to its fiduciary obligations under ERISA, will vote your proportional interest in the same proportion as it votes the proportional interests for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive voting instructions from plan participants by 5:00 p.m., Eastern Daylight Savings Time, on Wednesday, May 18, 2011.

You may revoke your proxy at any time by:

•	submitting evidence of your revocation to the Corporate Secretary of Macy’s;

•	voting again over the Internet or by telephone;

•	signing another proxy card bearing a later date and mailing it so that it is received prior to the annual meeting; or

•	voting in person at the annual meeting, although attendance at the annual meeting will not, in itself, revoke a proxy.

STOCK OWNERSHIP

Certain Beneficial Owners.    The following table sets forth information as to the beneficial ownership of each person known to Macy’s to own more than 5% of Macy’s outstanding common stock as of December 31, 2010.

Name and Address	Date of Most Recent Schedule 13G Filing	Number of Shares	Percent of Class
BlackRock, Inc. (“BlackRock”)(1) 40 East 52nd Street New York, NY 10022	January 21, 2011	30,858,418	7.29%

FMR LLC (“FMR”)(2) 82 Devonshire Street Boston, MA 02109	February 11, 2011	29,646,294	7.00%

(1)	Based on a Schedule 13G filed with the SEC by BlackRock. The Schedule 13G reports that BlackRock has sole voting power and sole dispositive power in respect of 30,858,418 shares of Macy’s common stock.

(2)	Based on a Schedule 13G filed with the SEC by FMR. The Schedule 13G reports that: (a) Fidelity Management & Research Company (“Fidelity), a wholly-owned subsidiary of FMR, is the beneficial owner of 26,434,590 shares of Macy’s common stock (approximately 6.242% of the total number of shares of common stock outstanding), as a result of acting as investment adviser to various investment companies, (b) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, is the beneficial owner of 2,421 shares (approximately 0.001%) of the total number of shares of common stock outstanding), (c) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 797,220 shares (approximately 0.188% of the total number of shares of common stock outstanding), as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies, (d) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,660,533 shares (approximately 0.392% of the total number of shares of common stock outstanding), as a result of its serving as investment adviser to institutional accounts owning such shares, and (e) FIL Limited (“FIL”) is the beneficial owner of 751,530 shares (approximately 0.177% of the total number of shares of common stock outstanding). According to the FMR Schedule 13G:

•

Each of Edward C. Johnson 3d (“Johnson”), Chairman of FMR, and FMR, through its control of Fidelity, has sole power to dispose of the 26,434,590 shares described in clause (a) above. Neither Johnson nor FMR has sole voting power over such shares owned directly by the Fidelity Funds. The Fidelity Funds’ Boards of Trustees has the power to vote such shares.

•	Johnson and FMR, through its control of PGALLC, each has sole power to dispose of and vote the 797,220 shares described in clause (c) above.

•	Johnson and FMR, through its control of PGATC, each has sole power to dispose of and vote the 1,660,533 shares described in clause (d) above.

•

FIL has sole power to dispose of the 751,530 shares described in clause (e) above, sole power to vote or direct the voting of 730,110 of such shares and no power to vote or direct the voting of 21,420 of such shares.

•

Partnerships controlled predominantly by family members of Johnson or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock.

Stock Ownership of Directors and Executive Officers.    The following table sets forth the shares of Macy’s common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC), as of March 25, 2011 by each Macy’s director who is not an employee of Macy’s, referred to as a Non-Employee Director, by each executive named in the 2010 Summary Compensation Table, referred to as a Named Executive, and by Macy’s directors and executive officers as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

Name	Number of Shares		Percent of Class
	(1)	(2)
Stephen F. Bollenbach	21,320	16,250	less than 1%
Deirdre P. Connelly	12,500	12,500	less than 1%
Meyer Feldberg	98,492	82,500	less than 1%
Sara Levinson	82,500	82,500	less than 1%
Joseph Neubauer	154,540	82,500	less than 1%
Joseph A. Pichler	91,300	82,500	less than 1%
Joyce M. Roché	29,492	27,500	less than 1%
Craig E. Weatherup	88,500	82,500	less than 1%
Marna C. Whittington	108,711	82,500	less than 1%
Terry J. Lundgren	3,668,853	3,507,335	less than 1%
Karen M. Hoguet	829,231	750,834	less than 1%
Thomas L. Cole	738,622	709,276	less than 1%
Janet E. Grove	711,419	703,694	less than 1%
Ronald L. Klein	326,965	322,346	less than 1%
All directors and executive officers as a group (23 persons)	8,537,280	8,084,401	2.0%

(1)	Aggregate number of shares of Macy’s common stock currently held or which may be acquired within 60 days after March 25, 2011 through the exercise of options granted under Macy’s 2009 Omnibus Incentive Compensation Plan, referred to as the 2009 Omnibus Plan, Macy’s 1995 Executive Equity Incentive Plan, referred to as the 1995 Equity Plan, or Macy’s 1994 Stock Incentive Plan, referred to as the 1994 Stock Plan.

(2)	Number of shares of Macy’s common stock which may be acquired within 60 days after March 25, 2011 through the exercise of options granted under the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan.

Securities Authorized for Issuance Under Equity Compensation Plans.    The following table presents certain aggregate information, as of January 29, 2011, with respect to the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan (included on the line captioned “Equity compensation plans approved by security holders”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(thousands)		(thousands)
Equity compensation plans approved by security holders	38,101	25.59	41,746
Equity compensation plans not approved by security holders	0	0	0
Total	38,101	25.59	41,746

The foregoing table does not reflect stock credits issued under the Macy’s Executive Deferred Compensation Plan, the Director Deferred Compensation Plan, or the Associated Dry Goods Corporation Executives Deferred Compensation Plan (assumed by Macy’s in connection with its acquisition of The May Department Stores Company). The Executive Deferred Compensation Plan and the Associated Dry Goods Corporation Executives Deferred Compensation Plan have not been approved by Macy’s shareholders. Pursuant to the Executive Deferred Compensation Plan, eligible executives may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Director Deferred Compensation Plan, Non-Employee Directors may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Associated Dry Goods Corporation Executives Deferred Compensation Plan, participants elected to receive a portion of their cash compensation in the form of stock credits.

Under the plans described in the immediately preceding paragraph, entitlements due to participants are expressed as dollar amounts and then converted to stock credits in amounts equal to the number of shares of Macy’s common stock that could be purchased by the applicable plan at current market prices with the cash that otherwise would have been payable to the participant. Each stock credit, other than a stock credit payable in cash, entitles the holder to receive one share of Macy’s common stock upon the termination of the holder’s employment or service with Macy’s. Payments include dividend equivalents on the stock credits equal to any dividends paid to shareholders on shares of Macy’s common stock.

ITEM 1.  ELECTION OF DIRECTORS

Macy’s directors are elected annually to one-year terms.

In accordance with the recommendation of the NCG Committee, the Board has nominated Stephen F. Bollenbach, Deirdre P. Connelly, Meyer Feldberg, Sara Levinson, Terry J. Lundgren, Joseph Neubauer, Joseph A. Pichler, Joyce M. Roché, Craig E. Weatherup and Marna C. Whittington, each of whom is currently a member of the Board, for election as directors. If elected, such nominees will serve for a one-year term to expire at Macy’s annual meeting of shareholders in 2012 or until their successors are duly elected and qualified. Information regarding the nominees is set forth below. Ages are as of March 29, 2011. All directors bring to the Board a wealth of executive leadership experience derived from their service in executive or professional positions with large, complex organizations. The criteria considered and process undertaken by the NCG Committee in recommending qualified director candidates is described below under “Further Information Concerning the Board of Directors — Director Nomination and Qualifications.”

Each nominee has consented to being nominated and has agreed to serve if elected. If any nominee becomes unavailable to serve as a director before the annual meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee designated by the Board. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting. The Board has adopted a policy that provides that any nominee for director in an uncontested election who fails to receive a majority of the votes cast “for” his or her election is expected to tender his or her resignation for consideration by the NCG Committee. The NCG Committee would promptly consider such resignation and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results. Any director who tenders his or her resignation pursuant to this policy would not participate in the NCG Committee’s recommendation or the Board’s consideration regarding whether or not to accept the tendered resignation.

The Board recommends that you vote FOR the election of the nominees named above, and your proxy will be so voted unless you specify otherwise.

Nominees for Election as Directors:

STEPHEN F. BOLLENBACH

Mr. Bollenbach, age 68, has been a director since June 2007. Mr. Bollenbach has been the Non-Executive Chairman of the Board of Directors of KB Home, a homebuilding company, since April 2007. He served as co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 until his retirement in October 2007. From February 1996 to May 2004, he served as Chief Executive Officer and President of Hilton Hotels Corporation. Prior to his affiliation with Hilton Hotels, Mr. Bollenbach held Chief Financial Officer positions at The Walt Disney Corporation, Marriott Corporation and The Trump Organization. Mr. Bollenbach is a former director of American International Group, Inc. (until 2009), Caesar’s Entertainment, Inc. (until 2005), Harrah’s Entertainment, Inc. (until 2007) and Hilton Hotels Corporation (until 2007). He is currently also a member of the boards of directors of KB Home and Time Warner Inc.

DEIRDRE P. CONNELLY

Ms. Connelly, age 50, has been a director since January 2008. Ms. Connelly has been President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company, since February 2009. From June 2005 through January 2009, Ms. Connelly served as President – U.S. Operations of Eli Lilly and Company. From October 2004 to June 2005, Ms. Connelly served as Senior Vice President – Human Resources of Eli Lilly and Company. From May 2004 to October 2004, she served as Vice President – Human Resources of Eli Lilly and Company. From 2003 to May 2004, Ms. Connelly served as Executive Director, Human Resources – U.S. Operations of Eli Lilly and Company. From 2001 to 2003, she served as Leader, Women’s Health Business – U.S. Operations of Eli Lilly and Company.

MEYER FELDBERG

Professor Feldberg, age 69, has been a director since May 1992. Professor Feldberg has been Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School at Columbia University since June 2004. Prior to that time, he served as the Dean of the Columbia Business School at Columbia University from 1989 to June 2004. He is currently on leave of absence from Columbia University and is serving as a Senior Advisor at Morgan Stanley. In 2007, New York Mayor Michael Bloomberg appointed Professor Feldberg as the President of NYC Global Partners, an office in the Mayor’s office that manages the relationships between New York City and other global cities around the world. His career has also included teaching and leadership positions in the business schools of the University of Cape Town, Northwestern and Tulane. In addition, he served as President of the Illinois Institute of Technology from 1986 to 1989. Professor Feldberg is a former director of Select Medical Group (until 2005). He is currently also a member of the boards of directors of Revlon, Inc., Primedia, Inc., UBS Global Asset Management and SAPPI Limited.

SARA LEVINSON

Ms. Levinson, age 60, has been a director since May 1997. Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an online social networking community for mothers, from October 2002 until February 2008, and was Chairman and Chief Executive Officer of ClubMom from May 2000 through September 2002. She was President of the Women’s Group of publisher Rodale, Inc. from October 2002 until June 2005. From September 1994 through April 2000, she was President of NFL Properties, Inc., where she oversaw a $2 billion consumer products and e-commerce division, corporate sponsorship, marketing, special events, club services and publishing. Prior to NFL Properties, Ms. Levinson served at MTV Networks as President, MTV, where she oversaw marketing, research, new business development, strategic operations and international operations. Ms. Levinson is currently also a member of the boards of directors of CafeMom (CMI Marketing, Inc.) and Harley Davidson, Inc.

TERRY J. LUNDGREN

Mr. Lundgren, age 59, has been a director since May 1997. Mr. Lundgren has been Chairman of Macy’s, Inc. since January 15, 2004 and President and Chief Executive Officer of Macy’s, Inc. since February 26, 2003. Prior to that time, he served as the President/Chief Operating Officer and Chief Merchandising Officer of Macy’s, Inc. since April 15, 2002. From May 1997 until April 15, 2002, he was President and Chief Merchandising Officer of Macy’s, Inc.

JOSEPH NEUBAUER

Mr. Neubauer, age 69, has been a director since September 1992. Mr. Neubauer has been Chairman and Chief Executive Officer of ARAMARK Holdings Corporation since January 2007. ARAMARK is a leading provider of a broad range of professional services, including food, hospitality, facility and uniform services, in North America, South America, Europe and the Far East. From September 2004 to January 2007, Mr. Neubauer served as Chairman and Chief Executive Officer of ARAMARK Corporation. From January 2004 to September 2004, he served as Executive Chairman of ARAMARK Corporation. Prior to that, he was Chief Executive Officer of ARAMARK Corporation from 1983 until December 2003, and Chairman from 1984 until December 2003. Prior to serving as Chief Executive Officer of ARAMARK Corporation, Mr. Neubauer served as its Chief Financial Officer. Mr. Neubauer is a former director of ARAMARK Corporation (until 2007), CIGNA Corporation (until 2005) and Wachovia Corporation (until 2008). He is currently also a member of the boards of directors of ARAMARK Holdings Corporation and Verizon Communications, Inc.

JOSEPH A. PICHLER

Mr. Pichler, age 71, has been a director since December 1997. Mr. Pichler was Chairman of The Kroger Co., one of the nation’s largest grocery retailers, from June 2003 until June 2004, and was Chairman and Chief Executive Officer of The Kroger Co. from September 1990 until June 2003. Mr. Pichler began his career in academics, serving as a professor at the University of Kansas School of Business before serving as Dean from 1974 to 1980. Mr. Pichler is a former director of The Kroger Co. (until 2004).

JOYCE M. ROCHÉ

Ms. Roché, age 64, has been a director since February 2006. Ms. Roché was the President and Chief Executive Officer of Girls Incorporated, a national non-profit research, education and advocacy organization from September 2000 through May 2010. Prior to assuming her position at Girls Incorporated, Ms. Roché was an independent marketing consultant from 1998 to August 2000. She served as President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and also held senior marketing positions with Carson, Inc., Revlon, Inc. and Avon, Inc. Ms. Roché is a former director of Anheuser-Busch Companies, Inc. (until 2008) and The May Department Stores Company (until 2005). She is currently also a member of the boards of directors of AT&T, Inc., Dr. Pepper Snapple Group and Tupperware Corporation.

CRAIG E. WEATHERUP

Mr. Weatherup, age 65, has been a director since August 1996. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its world-wide Pepsi-Cola business and President of PepsiCo, Inc. Mr. Weatherup also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as Chairman and Chief Executive Officer from March 1999 to January 2003. Mr. Weatherup is currently also a member of the board of directors of Starbucks Corporation.

MARNA C. WHITTINGTON

Dr. Whittington, age 63, has been a director since June 1993. Dr. Whittington has been Chief Executive Officer of Allianz Global Investors Capital, a successor firm of Nicholas Applegate Global Capital Management, since 2002. Allianz Global Investors Capital is a diversified global investment firm. She was

Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2010. Prior to joining Nicholas-Applegate in 2001, she was Managing Director and Chief Operating Officer of Morgan Stanley Asset Management. Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she had been first, Budget Director, and later, Secretary of Finance, for the State of Delaware. Dr. Whittington is a former director of Rohm & Haas Company (until 2009).

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

The Board held seven meetings during the fiscal year ended January 29, 2011, referred to as fiscal 2010. During fiscal 2010, no director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Director Attendance at Annual Meetings

As a matter of policy, Macy’s expects its directors to make reasonable efforts to attend Macy’s annual meetings of shareholders. All of the Company’s directors attended Macy’s most recent annual meeting of shareholders.

Communications with the Board

You may communicate with the full Board, the Audit Committee, the Non-Employee Directors, or any individual director by communicating through Macy’s Internet website at www.macysinc.com/investors/governance or by mailing such communications to 7 West Seventh Street, Cincinnati, Ohio 45202, Attn: General Counsel. Such communications should indicate to whom they are addressed. We will refer any communications we receive that relate to accounting, internal accounting controls or auditing matters to members of the Audit Committee unless the communication is otherwise addressed. You may communicate anonymously and/or confidentially if you desire. Macy’s Office of the General Counsel will collect all communications and forward them to the appropriate director(s).

Director Independence

Macy’s Corporate Governance Principles require that a majority of the Board consist of directors who the Board has determined do not have any material relationship with Macy’s and are independent. The Board has adopted Standards for Director Independence to assist the Board in determining if a director is independent. These standards, disclosed on Macy’s website at www.macysinc.com/investors/governance, are as follows:

•

The director may not be (and may not have been within the preceding 60 months) an employee and no member of the director’s immediate family may be (and may not have been within the preceding 36 months) an executive officer of Macy’s or any of its subsidiaries. For purposes of these Standards for Director Independence, “immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•	The director is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Macy’s or any of its subsidiaries.

•

Neither the director nor any member of his or her immediate family receives, or has received during any 12-month period within the preceding 36 months, direct compensation of more than $120,000 per year from Macy’s or any of its subsidiaries (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee).

•

Neither the director nor any member of his or her immediate family is (and has not been within the preceding 60 months) affiliated with or employed in a professional capacity, including as an executive officer, partner or principal, by any corporation or other entity that is or was a paid adviser, consultant or provider of professional services to, or a substantial supplier of, Macy’s or any of its subsidiaries.

•

The director is not a current employee and no member of his or her immediate family is a current executive officer of a company that makes payments to, or receives payments from, Macy’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is not employed by an organization that received, within the preceding 60 months, eleemosynary grants or endowments from Macy’s or any of its subsidiaries in excess of $250,000 in any fiscal year of Macy’s.

•	The director is not a parent, child, sibling, aunt, uncle, niece, nephew or first cousin of any other director of Macy’s.

•	The director is not a party to any agreement binding him or her to vote, as a shareholder of Macy’s, in accordance with the recommendations of the Board.

•	The director is not a director of any corporation or other entity (other than Macy’s) of which Macy’s Chairman or Chief Executive Officer is also a director.

•

Neither the director nor a member of the director’s immediate family is employed as an executive officer (and has not been so employed for the preceding 36 months) by another company where any of Macy’s present executive officers at the same time serves or served on that company’s compensation committee.

The Board has determined that each of the following Non-Employee Directors qualifies as independent under New York Stock Exchange (“NYSE”) rules and satisfies Macy’s Standards for Director Independence: Stephen Bollenbach, Deirdre Connelly, Meyer Feldberg, Sara Levinson, Joseph Neubauer, Joseph Pichler, Joyce Roché, Craig Weatherup and Marna Whittington. To assist the Board in making that determination, the NCG Committee reviewed, among other things, each director’s employment status and other board commitments and, where applicable, each director’s (and his or her immediate family members’) affiliation with consultants, service providers or suppliers of the Company, including the following transactions, relationships or arrangements:

•

Ms. Whittington’s affiliation with Pacific Investment Management Company, LLC, which manages certain assets of the Company’s 401(k) and pension plans at the recommendation of a third party advisor to the plans;

•	Mr. Neubauer’s affiliation with ARAMARK Corporation, from which the Company purchases goods and services in the ordinary course of business; and

•	Ms. Roché’s affiliation during fiscal 2010 with Girls Incorporated, a charitable organization that receives contributions from the Company through its foundation and other promotional activities.

In each case, the NCG Committee determined that either the director was not providing goods or services to the Company or that the amounts involved fell below the monetary thresholds set forth in the Standards for Director Independence.

Board Leadership Structure

Macy’s Corporate Governance Principles provide that the Board is free to elect its Chairman and the Chief Executive Officer (CEO) in the manner the Board considers in the best interests of the Company at any given point in time and that these positions may be filled by one individual or by two different individuals. The Company’s Chairman and CEO functions have historically been performed by a single individual, and this combination of functions is provided for in the employment agreement between the Company and Mr. Lundgren that was approved by the Board. The Board believes that this leadership model has worked well in the past and, when combined with the current composition of the CEO and the Board and the other elements of the Company’s corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

Mr. Lundgren is an experienced and well respected retail executive who also has many years of board experience. As CEO he bears the primary responsibility of developing corporate strategy and managing the Company’s day-to-day business operations. As a board member he understands the responsibilities and duties of a director and is well positioned to chair regular Board meetings, provide direction to management regarding the needs, interests and opinions of the Board and help ensure that key business issues and shareholder matters are brought to the attention of the Board. Having Mr. Lundgren serve as both CEO and Chairman promotes unified leadership and direction for both the Board and management.

Macy’s has strong corporate governance structures and processes that are intended to ensure that its independent directors will continue to effectively oversee management and key issues such as strategy, risk and integrity. Each of the committees of the Board is comprised solely of independent directors. Consequently, independent directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of management executives, including the CEO, financial commitments for capital projects, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Each Board committee routinely has independent sessions among its members without management to discuss issues and matters of concern to the committee.

The Non-Employee Directors, all of whom are independent, meet in executive session without management either before or after all regularly scheduled Board meetings to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company’s performance and the Company’s strategic plans. The Company does not have a lead director. The chairpersons of the Board committees preside at the executive sessions of the Board by annual rotation. Marna Whittington, chair of the Finance Committee, presided at the executive sessions during fiscal 2010, and Joseph Pichler, chair of the

NCG Committee, is doing so in fiscal 2011. At every Board meeting the presiding director or any other director may request that the Board go into executive session with only independent directors present. The presiding director or any other director is free to suggest the inclusion of items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting. In addition, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Risk Oversight

The Company has an enterprise risk management program pursuant to which enterprise risks are identified and prioritized. At committee and Board meetings throughout the year, management discusses the risk exposures identified as being most significant to the Company and the related actions that management may take to monitor such exposures. The Audit Committee, in particular, discusses with management the risk assessments and risk management policies relating to a variety of risks, including certain financial, operational, IT and compliance risks. The chairman of the Audit Committee updates the full Board on these discussions.

Compensation Risk Assessment.    The Compensation and Management Development Committee, referred to as the CMD Committee, considers risks associated with the Company’s compensation programs. At the direction of the CMD Committee, in early 2010, the CMD Committee’s independent executive compensation consultant, Frederic W. Cook & Co., Inc., referred to as Cook & Co., conducted a comprehensive review of the Company’s compensation programs in relation to potential risk areas to determine whether risk existed and whether there were design factors that mitigated potential risk areas. Cook & Co. updated that analysis at year-end to reflect changes made to the compensation program throughout the year. In addition, as part of Cook & Co.’s ongoing advisory role to the CMD Committee, Cook & Co. continually evaluates the potential for unintended risk associated with the design of the compensation program. Based on its review of the compensation program and interviews with senior executives, Cook & Co. concluded that the Company’s compensation program is well-designed and does not encourage behaviors that would create material risk for the Company. In reaching this conclusion, Cook & Co. noted the following features of Macy’s compensation program:

•	Pay philosophy, peer group and market positioning are appropriate in light of the Company’s business model and size relative to its peer group of companies.

•	The program has an appropriate degree of balance with respect to the mix of cash and equity compensation and measures performance against both annual and multi-year standards.

•

Performance goals are set at levels that are sufficiently high to encourage strong performances and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies.

•

The performance metrics focus participants on profitable growth, asset efficiency and sustainable long-term shareholder value creation, thereby holding management accountable to achievement of key operational and strategic priorities that support the Company’s short- and long-term strategic objectives.

•

The CMD Committee has the ability to reduce amounts earned under the annual bonus program to reflect a subjective evaluation of the quality of earnings, individual performance and other factors that should influence earned compensation.

•

Meaningful risk mitigators are in place, including substantial stock ownership guidelines, compensation clawback provisions, independent CMD Committee oversight, and engagement of an independent consultant that does no other work for the Company or management.

Committees of the Board

The following standing committees of the Board were in existence throughout fiscal 2010: the Audit Committee, the CMD Committee, the Finance Committee and the NCG Committee. The table below provides the current members of each Board committee and meeting information for fiscal 2010:

Name	Audit		CMD		Finance		NCG
Stephen F. Bollenbach	x				x

Deirdre P. Connelly			x				x

Meyer Feldberg			x	*			x

Sara Levinson			x				x

Terry J. Lundgren

Joseph Neubauer	x	*	x		x

Joseph A. Pichler					x		x	*

Joyce M. Roché	x						x

Craig E. Weatherup			x				x

Marna C. Whittington	x				x	*

2010 Meetings	5		5		6		5

*	Chair

Audit Committee.    The Audit Committee was established in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the NYSE. Its charter is disclosed on Macy’s website at www.macysinc.com/investors/governance. As required by the Audit Committee charter, all current members of the Audit Committee are independent under Macy’s Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules. The Board has determined that all members are financially literate for purposes of NYSE listing standards, and that Mr. Neubauer qualifies as an “audit committee financial expert” because of his business experience, understanding of generally accepted accounting principles and financial statements, and educational background.

The responsibilities of the Audit Committee include:

•	reviewing the professional services provided by Macy’s independent registered public accounting firm and the independence of such firm prior to initial engagement of the firm and annually thereafter;

•	reviewing the scope of the audit by Macy’s independent registered public accounting firm;

•

reviewing any proposed non-audit services by Macy’s independent registered public accounting firm to determine if the provision of such services is compatible with the maintenance of their independence, and approval of same;

•	reviewing Macy’s annual financial statements, systems of internal accounting controls, material legal developments relating thereto, and legal compliance policies and procedures;

•	discussing policies with respect to the Company’s risk assessment and risk management;

•

reviewing matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Macy’s as it may find appropriate or as may be brought to its attention, including Macy’s compliance with applicable laws and regulations;

•

monitoring the functions of Macy’s Compliance and Ethics organization, including review and discussing with management and the Board the organization’s reports describing its on-going projects, the status of its communications and training programs, the status of pending compliance issues and other matters;

•

reviewing with members of Macy’s internal audit staff the internal audit department’s staffing, responsibilities and performance, including its audit plans, audit results and actions taken with respect to those results; and

•

establishing procedures for the Audit Committee to receive, review and respond to complaints regarding accounting, internal accounting controls, and auditing matters, as well as confidential, anonymous submissions by employees of concerns related to questionable accounting or auditing matters.

See “Report of the Audit Committee” for further information regarding certain reviews and discussions undertaken by the Audit Committee.

Compensation and Management Development Committee.    The charter for the CMD Committee is disclosed on Macy’s website at www.macysinc.com/investors/governance. As required by the CMD Committee charter, all current members of the CMD Committee are independent under Macy’s Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules, are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and are “outside directors” under Section 162(m) of the Internal Revenue Code.

The responsibilities of the CMD Committee include:

•

reviewing the salaries of the chief executive officer and other executive officers of Macy’s and, either as a committee or together with the other independent directors (as directed by the Board), setting compensation levels for these executives;

•

administering the bonus, incentive and stock option plans of Macy’s, including (i) establishing any annual or long-term performance goals and objectives and maximum annual or long-term incentive awards for the chief executive officer and the other executives, (ii) determining whether and the extent to which annual and/or long-term performance goals and objectives have been achieved, and (iii) determining related annual and/or long-term incentive awards for the chief executive officer and the other executives;

•	reviewing and approving the benefits of the chief executive officer and the other executive officers of Macy’s;

•	reviewing and approving any proposed employment agreement with, and any proposed severance, termination or retention plans, agreements or payments applicable to, any executive officer of Macy’s;

•	advising and consulting with Macy’s management regarding pension, benefit and compensation plans, policies and practices of Macy’s;

•	establishing chief executive officer and key executive succession plans, including plans in the event of an emergency, resignation or retirement; and

•

reviewing and monitoring executive development strategies and practices for senior level positions and executives to assure development of a pool of management and executive personnel for adequate and orderly management succession.

Finance Committee.    The charter for the Finance Committee is disclosed on Macy’s website at www.macysinc.com/investors/governance. As required by the Finance Committee charter, a majority of the members of the Finance Committee are independent under Macy’s Standards for Director Independence.

The responsibilities of the Finance Committee include:

•

reviewing capital projects and other financial commitments and approving such projects and commitments above $15 million and below $25 million, reviewing and making recommendations to the Board with respect to approval of all such projects and commitments of $25 million and above, and reviewing and tracking the actual progress of approved capital projects against planned projections;

•	reporting to the Board on potential transactions affecting Macy’s capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Macy’s debt or equity securities;

•	reporting to the Board on potential changes in Macy’s financial policy or structure which could have a material financial impact on Macy’s;

•

reviewing the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income above $15 million and below $25 million and approving all such transactions, and reporting to the Board on all such transactions involving projected costs or income of $25 million and above; and

•	reviewing the management and performance of the assets of Macy’s retirement plans.

Nominating and Corporate Governance Committee.    The charter for the NCG Committee is disclosed on Macy’s website at www.macysinc.com/investors/governance. As required by the NCG Committee charter, all current members of the NCG Committee are independent under Macy’s Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules.

The responsibilities of the NCG Committee include:

•	identifying and screening candidates for future Board membership;

•	proposing candidates to the Board to fill vacancies as they occur, and proposing nominees to the Board for election by the shareholders at annual meetings;

•	reviewing Macy’s Corporate Governance Principles and recommending to the Board any modifications that the NCG Committee deems appropriate;

•

overseeing the evaluation of and reporting to the Board on the performance and effectiveness of the Board and its committees and other issues of corporate governance, and recommending to the Board any changes concerning the composition, size, structure and activities of the Board and the committees of the Board as the NCG Committee deems appropriate based on its evaluations;

•	reviewing and reporting to the Board with respect to director compensation and benefits and make recommendations to the Board as the NCG Committee deems appropriate; and

•	considering possible conflicts of interest of Board members and management and making recommendations to prevent, minimize, or eliminate such conflicts of interest.

The NCG Committee reviews the Company’s director compensation program periodically. To help it perform its responsibilities, the NCG Committee makes use of company resources, including members of senior management in Macy’s human resources and legal departments. In addition, the NCG Committee engages the services of an independent outside compensation consultant to assist the NCG Committee in assessing the competitiveness and overall appropriateness of Macy’s director compensation program.

Director Nomination and Qualifications

Macy’s By-Laws provide that director nominations may be made by or at the direction of the Board. The NCG Committee is charged with identifying individuals qualified to become Board members and recommending such individuals to the Board for its consideration. The NCG Committee is authorized, among other means of identifying potential candidates, to employ third-party search firms. In evaluating potential candidates, the NCG Committee considers, among other things, the following:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge of the retail industry or other industries relevant to Macy’s business;

•	relevant experience and background that would benefit Macy’s;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Macy’s; and

•	diversity of viewpoints, background, experience and demographics.

The NCG Committee also takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards and Macy’s Standards for Director Independence, together with any special criteria applicable to service on various standing committees of the

Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is desirable that Board members represent a diversity of gender, race and national origin as well as diversity of viewpoints, background, experience and demographics.

The NCG Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, differing viewpoints and other qualities necessary to the Board’s ability to oversee and direct the business and affairs of the Company. The Board generally nominates for re-election current members of the Board who are willing to continue in service, collectively satisfy the criteria listed above and are available to devote sufficient time and attention to the affairs of the Company. When the NCG Committee seeks new candidates for director, it seeks individuals with qualifications that will complement the experience, skills and perspectives of the other members of the Board. The full Board (a) considers candidates that the NCG Committee recommends, (b) considers the optimum size of the Board, (c) determines how to address any vacancies on the Board, and (d) determines the composition of all Board committees.

The particular experience, qualifications, attributes and skills that led the Board to conclude that each of the current directors should serve as a director of the Company are set forth below.

The Board believes that each of the current directors:

•	is intelligent and knowledgeable about business generally;

•	has exemplary personal integrity and high ethical standards;

•	is conscientious and takes the responsibility of board service seriously;

•	has a substantial record of personal and professional achievement;

•	has demonstrated strong leadership skills in his or her areas of present or past professional, business, academic or non-profit responsibilities;

•	has an excellent reputation in the business community;

•	is knowledgeable about the Company and the retail industry;

•

has experience at a strategy and/or policy setting level and other high-level managerial experience in complex business, government, academic or non-profit organizations and has experience in dealing with complex issues;

•	has the interest, time available and commitment to fulfill his or her responsibilities as a director; and

•	has demonstrated the ability and willingness to work productively with other members of the Board, the CEO and senior management.

As further described in their individual biographical information set forth under “Nominees for Election as Directors”: each of the current directors (other than Mr. Feldberg, who has served as the dean of a prestigious business school and as a senior advisor to a leading financial services firm) has served as president and/or chief executive officer of a major corporation or firm; each of the current directors (other than Ms. Connelly and Mr. Lundgren) has served on the board of directors of one or more other substantial business enterprises; and each of the current directors has experience as a senior manager or director of a substantial business enterprise engaged in the retail, consumer products and/or consumer services industries.

In addition, Messrs. Bollenbach, Feldberg, Neubauer and Dr. Whittington have extensive knowledge of and substantial experience in financial and/or investment and banking matters; Messrs. Lundgren, Neubauer and Pichler and Ms. Connelly, Ms. Levinson and Ms. Roché have extensive knowledge of and substantial experience in the marketing, licensing and merchandising areas, including e-commerce and other alternative sources of commerce; Ms. Connelly has extensive knowledge of and substantial experience in human resources management; and Messrs. Bollenbach, Lundgren, Neubauer, Pichler and Weatherup and Ms. Connelly have broad experience at high-level executive positions with companies that have grown their businesses through mergers and acquisitions.

Collectively, the composition of Macy’s Board reflects a wide range of viewpoints, background, experience and demographics, and includes individuals from a variety of professional disciplines in the business and academic sectors, with leadership experience at a variety of well-regarded commercial enterprises, universities and non-profit organizations. With the exception of Mr. Lundgren, each of the current directors satisfies the independence criteria in the NYSE listing standards and Macy’s Standards for Director Independence, and each member of the Audit Committee satisfies the financial literacy criteria applicable to service on the Audit Committee.

Director Nominations by Shareholders

The NCG Committee will consider candidates for nomination recommended by shareholders of Macy’s and will evaluate such candidates using the same criteria discussed above that it uses to evaluate director candidates identified by the NCG Committee. Shareholders who wish to recommend a candidate for a director nomination should write to the Nominating and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Macy’s, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. The recommendation should include the full name and address of the proposed candidate, a description of the proposed candidate’s qualifications and other relevant biographical information.

Macy’s By-Laws provide that director nominations may be made by the Company’s shareholders. The By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Macy’s not less than 60 days prior to the meeting of shareholders. However, in the event that the date of the meeting is not publicly announced by Macy’s by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy’s not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things:

•	that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder’s nominees, including their names and addresses;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of Macy’s stock owned or beneficially owned by such shareholder;

•	a description of all arrangements or understandings between the shareholder and each nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a director of Macy’s if so elected.

The chairman of the Board may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to bring any other business before an annual meeting of the shareholders. See “Submission of Future Shareholder Proposals.”

Retirement Policy

Macy’s Corporate Governance Principles provide for a mandatory retirement age for directors of 72. Non-Employee Directors are required to resign from the Board as of the annual meeting following their 72nd birthday.

Resignation Policy

The Board does not believe that a Non-Employee Director who retires or experiences an employment position change since becoming a member of the Board should necessarily leave the Board. The Board requires, however, that promptly following such an event the director notify the NCG Committee in writing and tender his or her resignation to the NCG Committee for consideration. Upon receipt of the notification of a change in status, the NCG Committee reviews the continued appropriateness of the affected director remaining on the Board under the circumstances and recommends to the full Board whether or not to accept the resignation based on its assessment of what is best for the Company and its shareholders.

Corporate Governance Principles and Code of Business Conduct and Ethics

Macy’s Corporate Governance Principles, Non-Employee Director Code of Business Conduct and Ethics, and Code of Conduct are disclosed on Macy’s website at www.macysinc.com/investors/governance. Shareholders may obtain copies of these documents and the charters for the Board committees, without charge, by sending a written request to the following address: Secretary, Macy’s, Inc., 7 West Seventh, Cincinnati, Ohio 45202.

Fiscal 2010 Director Compensation Program

Non-Employee Directors were entitled to receive the following compensation in fiscal 2010:

Type of Compensation	Amount of Compensation
Board Retainer	$55,000 annually
Committee (non-chair) Member Retainer	$10,000 annually
Committee Chair Retainer	$20,000 annually
Equity Grant	annual award of restricted stock units with a value of $100,000
Matching Philanthropic Gift	up to $22,500 annually

A Non-Employee Director may elect to defer all or a portion of his or her cash compensation into either stock credits or cash credits under the Director Deferred Compensation Plan. Those amounts are not paid to him or her until service on the Board ends. Stock credits are calculated monthly and shares of Macy’s common stock associated with such stock credits are transferred quarterly to a rabbi trust for the benefit of the participating Non-Employee Director. Dividend equivalents on the amounts deferred as stock credits are “reinvested” in additional stock credits. Compensation deferred as cash credits earn interest each year at a rate equal to the yield (percent per annum) on 30-Year Treasury Bonds as of December 31 of the prior plan year.

On the date of the 2010 annual meeting, Non-Employee Directors received a grant of restricted stock units with a market value of $100,000. The restricted stock units vest at the earlier of (i) the 1st anniversary of the grant or (ii) the next annual shareholders’ meeting. Upon vesting, receipt of the restricted stock units is automatically deferred under the Director Deferred Compensation Plan. Dividend equivalents on these restricted stock units will be “reinvested” in additional stock units. The restricted stock units will be paid out in shares of Macy’s common stock six months after the director’s service on the Board ends.

Non-Employee Directors and retired Non-Employee Directors may participate in the philanthropic matching gift program of the Macy’s Foundation on the same terms as all company employees. Under this program, the Macy’s Foundation will match up to a total of $22,500 of gifts made by the director to approved charities in any calendar year.

Prior to December 31, 2009, each Non-Employee Director and his or her spouse and eligible dependents received an executive merchandise discount in addition to the base merchandise discount available to all regular employees on merchandise purchased at Macy’s stores. Beginning January 1, 2010, the Company discontinued the executive merchandise discount. These individuals now receive only the base merchandise discount that is available to all regular employees. This benefit remains available to them following retirement from the Board.

Director Retirement Plan

Macy’s retirement plan for Non-Employee Directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become Non-Employee Directors after the Plan Termination Date will not be entitled to receive any benefit from the plan. Persons who were Non-Employee Directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of the amount of the annual Board retainer earned immediately prior to retirement and the years of Board service prior to the Plan Termination Date), eligible retirees who retire from service as Non-Employee Directors will be entitled to receive an annual payment equal to the amount of the annual Board retainer earned immediately prior to retirement, payable in monthly installments, commencing at retirement and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. There are no survivor benefits under the terms of the retirement plan. Four of the current Non-Employee Directors participate in the plan. If they had retired on December 31, 2010, each would have been entitled to a $55,000 annual payment for the following maximum number of years:

Name	Years
Feldberg	5
Neubauer	5
Weatherup	1
Whittington	4

Fiscal 2011 Director Compensation Program Changes

During fiscal 2010, the NCG Committee engaged Cook & Co. to review the design and competitiveness of Macy’s compensation program for Non-Employee Directors. Cook & Co. looked at current overall trends in director compensation and analyzed the competitiveness of the current compensation program for Non-Employee Directors using the following 10-company peer group, which is identical to that used to benchmark the compensation of the Named Executives: Dillard’s, Gap, J.C. Penney, Kohl’s, Limited Brands, Nordstrom, Sears Holdings, Target, TJX Companies and Walmart.

Cook & Co. observed that director compensation increased in fiscal 2010 at the peer group companies by 14%, which resulted in the total value of Macy’s 2010 Non-Employee Director compensation program being approximately at the 25th percentile of the peer group practice on a per-director basis, with Macy’s annual cash compensation being at approximately the median of peer group practice and equity compensation being at approximately the 25th percentile of peer group practice.

Cook & Co. recommended that the following changes be implemented by the Company, which would position the Non-Employee Director compensation program at the median of the peer group:

•	increase the Board annual cash retainer to $60,000; and

•	increase the value of the annual grant of restricted stock units to $120,000.

Upon the recommendation of the NCG Committee, the Board approved those changes to the director compensation program, effective as of the beginning of the 2011 fiscal year.

Fiscal 2010 Non-Employee Director Summary Compensation Table

The following table reflects the compensation earned by each Non-Employee Director for fiscal 2010 under the fiscal 2010 director compensation program described above. Mr. von der Heyden retired as a Non-Employee director on May 14, 2010. Consequently, the table reflects the compensation paid or payable to him through his retirement date. Mr. Lundgren does not receive separate compensation for his service as a Director; his compensation is reflected in the 2010 Summary Compensation Table in the section titled “Compensation of the Named Executives for 2010.”

2010 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total($)
Stephen F. Bollenbach	75,417	100,000	0	0	19,429	194,846
Deirdre P. Connelly	75,417	100,000	0	0	18,412	193,829
Meyer Feldberg	82,917	100,000	0	0	68,545	251,462
Sara Levinson	75,417	100,000	0	0	44,398	219,815
Joseph Neubauer	95,417	100,000	0	0	23,590	219,007
Joseph A. Pichler	85,417	100,000	0	0	23,219	208,636
Joyce M. Roché	75,417	100,000	0	0	29,263	204,680
Karl von der Heyden	18,750	0	0	0	26,942	45,692
Craig E. Weatherup	77,917	100,000	0	0	27,559	205,476
Marna C. Whittington	85,417	100,000	0	0	51,307	236,724

(1)	All cash compensation is reflected in the “Fees Earned or Paid in Cash” column, whether it is paid currently in cash or deferred under the Director Deferred Compensation Plan.

(2)	The Non-Employee Directors received 4,436 restricted stock units on May 14, 2010, valued at $22.54 per share, which was the closing price of Macy’s common stock on the grant date. The following table shows the number of stock options, stock credits and restricted stock units held by each of the Non-Employee Directors as of the end of fiscal 2010:

	Stock Options
Name	Exercisable (#)	Unexercisable (#)	Stock Credits (#)	Restricted Stock Units (#)
Stephen F. Bollenbach	11,250	13,750	18,924	4,436
Deirdre P. Connelly	7,500	12,500	5,903	4,436
Meyer Feldberg	75,000	15,000	6,726	4,436
Sara Levinson	75,000	15,000	23,309	4,436
Joseph Neubauer	75,000	15,000	74,873	4,436
Joseph A. Pichler	75,000	15,000	22,927	4,436
Joyce M. Roché	25,000	15,000	18,316	4,436
Karl von der Heyden	75,000	15,000	31,955	0
Craig E. Weatherup	75,000	15,000	51,492	4,436
Marna C. Whittington	75,000	15,000	34,163	4,436

(3)	The present value of benefits under the Non-Employee Director retirement plan for each individual was determined as a deferred temporary life annuity based on years of Board service prior to May 16, 1997. The present value basis includes a discount rate of 5.4% and mortality rates under the RP2000CH table projected to January 1, 2015 using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Federal Civil Service and Social Security experience from 1977 through 1993. The decrease in the actuarial present value of the pension benefit is mainly attributable to the fact that the annual retainer decreased from $60,000 to $55,000 for the 2010 fiscal year. The calculations assume that the annual retainer remains at $55,000 (the retainer at the end of fiscal 2010) and a retirement at age 72, the mandatory retirement age for Directors.

(4)	“All Other Compensation” consists of the items shown below. Merchandise discounts are credited to the Directors’ Macy’s charge accounts. The Company is no longer providing a tax gross-up for merchandise discounts, commencing with purchases made after December 31, 2009. The gross-up amounts shown below were paid in fiscal 2010 for purchases made in November and December of 2009.

Name	Merchandise Discount ($)	Gross-Up ($)	Matching Philanthropic Gift ($)	Total ($)
Bollenbach	14,197	5,232	0	19,429
Connelly	4,590	1,822	12,000	18,412
Feldberg	34,276	11,769	22,500	68,545
Levinson	26,816	12,182	5,400	44,398
Neubauer	18,542	5,048	0	23,590
Pichler	543	176	22,500	23,219
Roché	5,164	1,599	22,500	29,263
von der Heyden	6,670	2,772	17,500	26,942
Weatherup	5,111	2,448	20,000	27,559
Whittington	21,163	7,644	22,500	51,307

Director Stock Ownership Guidelines

In fiscal year 2005, the NCG Committee recommended, and the Board adopted, stock ownership guidelines for Non-Employee Directors. Under these guidelines, Non-Employee Directors are required to accumulate shares of Macy’s common stock equal in value to at least five times the annual Board retainer and maintain or exceed that ownership level for their remaining tenure on the Board. As of fiscal 2011, the annual Board retainer is $60,000, so the guideline currently is $300,000 worth of Macy’s common stock. Shares counted toward this requirement include:

•	any shares beneficially owned by the director or members of the director’s immediate family;

•	restricted stock or restricted stock units before the restrictions have lapsed; and

•	stock credits or other stock units credited to a director’s account.

Macy’s common stock subject to unvested or unexercised stock options granted to Non-Employee Directors does not count toward the ownership requirement. Non-Employee Directors must comply with these guidelines within five years from the date the director’s Board service commenced. Each Non-Employee Director who has served on the Board for five or more years has satisfied the ownership requirement. In addition to these stock ownership guidelines, the restricted stock units granted to the Non-Employee Director each year must be held by them until six months after termination of Board service. This mandatory holding requirement for restricted stock units is required regardless of the amount of stock owned by each Non-Employee Director.

ITEM 2.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the books, records and accounts of Macy’s for the fiscal year ending January 28, 2012. KPMG LLP and its predecessors have served as the independent registered public accounting firm for Macy’s since 1988, and the Audit Committee considers them well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. The Audit Committee has asked the Board to submit to shareholders a proposal asking shareholders to ratify the appointment of KPMG LLP. If the appointment of KPMG LLP is not ratified by shareholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent registered public accounting firm as the Audit Committee deems appropriate.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees paid to KPMG LLP during fiscal 2010 and fiscal 2009:

Year	Audit Fees ($)	Audit- Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)
2010	4,700,000	989,850	159,537	0	5,849,387
2009	5,025,000	983,900	150,000	0	6,158,900

Audit fees represent fees for professional services rendered for the audit of Macy’s annual financial statements, the audit of Macy’s internal controls over financial reporting and the reviews of the interim financial statements included in Macy’s Forms 10-Q.

Audit-related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain agreed upon procedures reports.

Tax fees represent professional services related to tax compliance and consulting services. Such tax consulting services did not involve the provision of advice regarding tax strategy or planning.

The Audit Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by Macy’s independent registered public accounting firm. A description of such policies and procedures is attached as Appendix A to this proxy statement and incorporated herein by reference.

The Board recommends that you vote FOR ratification of the appointment of KPMG LLP, and your proxy will be so voted unless you specify otherwise.

ITEM 3.  APPROVAL OF AN AMENDMENT OF THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO

REMOVE THE REQUIREMENT OF PLURALITY VOTING FOR DIRECTORS

The Board of Directors is proposing, for approval by shareholders, an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove the requirement that directors be elected by a plurality vote. The amendment consists of removing the third sentence of Article Seventh of the Certificate of Incorporation. The text of the revised Article Seventh, marked with the proposed deletion indicated by strike-out, is attached to this proxy statement as Appendix B. If approved, the amendment will become effective upon filing of a certificate of amendment with the Delaware Secretary of State (which is expected to occur promptly following the Annual Meeting).

A shareholder proposal asking that the Company take steps to elect directors by a majority vote bylaw was included in our 2010 proxy statement and received favorable votes from a majority of the shares of Macy’s common stock outstanding and entitled to vote. The NCG Committee and the full Board have carefully considered the advantages and disadvantages of electing directors by a majority vote standard and, in light of the vote of shareholders at last year’s Annual Meeting, have determined that it is appropriate to implement majority voting for uncontested director elections through amendments to our Certificate of Incorporation, By-Laws and corporate governance policies.

Currently, the third sentence of Article Seventh of the Amended and Restated Certificate of Incorporation sets forth the voting standard applicable to the election of directors. It requires that directors be elected by a plurality vote. In plurality voting, the nominees for available directorships who receive the highest number of affirmative votes cast are elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). Conversely, under a majority voting standard, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions are not considered votes cast “for” or “against” the nominee. Under such a system, a director nominee in a contested election (one in which the number of director nominees exceeds the number of directors to be elected) would continue to be elected by a plurality of the votes cast.

The Board has approved an amendment to Section 13 of the Company’s By-Laws, which would become effective upon the effectiveness of this amendment to the Certificate of Incorporation. The By-Law amendment provides for a majority vote standard in uncontested director elections, while retaining a plurality vote standard in the event of a contested election. If the proposed amendment to the Certificate of Incorporation becomes effective, the By-Law amendment would apply to the election of directors at the annual meeting in 2012. The Board also has approved amendments to the director resignation policy included in the Company’s Corporate Governance Principles, which would become effective upon the effectiveness of this amendment to the Certificate of Incorporation and the amendment of the By-Laws, to make the director resignation policy consistent with the majority vote standard.

If shareholders do not approve the amendment of our Certificate of Incorporation to remove the requirement for a plurality vote, the amendments to the By-Laws and Corporate Governance Principles discussed above will not be implemented.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment of the Amended and Restated Certificate of Incorporation.

ITEM 4.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of the Company’s named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

RESOLVED, that the shareholders of Macy’s, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2011 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis section and the 2010 Summary Compensation Table and related compensation tables and narrative discussion within the “Compensation of the Named Executives for 2010” section of this proxy statement.

The Company urges you to read the Compensation Discussion & Analysis, which begins on page 32 and discusses how our compensation policies and procedures implement our pay for performance compensation philosophy. You should also read the 2010 Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of the executive officers in fiscal 2010 whose compensation is disclosed in this proxy statement (i.e., our chief executive officer, chief financial officer and three other most highly compensated executive officers at the end of fiscal 2010). We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement the Company’s strategic objectives and create sustainable shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentive and long-term incentives;

•

includes a mix of compensation elements that emphasizes performance results, with 85% of the targeted compensation for the Chief Executive Officer and 69% on average of the targeted compensation of the other Named Executives being performance-based and at risk;

•

delivers annual incentive payouts to executives when they achieve targeted levels of financial results with respect to three key performance metrics included in the Company’s annual business plan (sales, earnings before interest and taxes (EBIT) and cash flow);

•

aligns the interests of executives with those of shareholders through long-term equity incentives comprised of (i) performance-based restricted stock units that vest after three years based on achievement of performance measures relating to (a) total shareholder return relative to a peer group for some grants or (b) average EBITDA Margin and average ROIC performance goals for other grants, and (ii) stock options that vest over a four-year period and are designed to link executive compensation with increased shareholder value over time;

•

has features designed to further align executive compensation with shareholder interests and mitigate risks, including stock ownership requirements, a claw-back policy, an anti-hedging policy and limited perquisites; and

•

includes a change in control plan that only provides cash severance and equity compensation acceleration upon a change in control termination (i.e., a “double trigger”) and does not provide for the payment of any tax gross-up amounts.

The vote regarding the compensation of the named executive officers described in this Item 4, referred to as a “say-on-pay advisory vote”, is advisory, and is therefore not binding on the Company, the CMD Committee or the Board of Directors. Although non-binding, the Board of Directors and the CMD Committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Item 4.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Exchange Act.

ITEM 5.  ADVISORY VOTE ON FREQUENCY OF THE

SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing shareholders the opportunity to cast an advisory vote on the frequency with which the advisory vote on executive compensation provided for in Item 4 above, referred to as the “say-on-pay advisory vote”, will be held.

The advisory vote on the frequency of the say-on-pay advisory vote is a non-binding vote as to how often the say-on-pay advisory vote should occur: every year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter.

After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for having the say-on-pay advisory vote occur every year.

The Board believes that an annual say-on-pay advisory vote provides the highest level of accountability and communication. An annual vote will allow shareholders to provide the Company with direct input on the executive compensation information presented in the proxy statement each year. Additionally, an annual advisory say-on-pay vote is consistent with the Company’s policy of continuously engaging in discussions with shareholders on corporate governance and compensation matters.

We understand that shareholders may have different views as to what the most desirable frequency is, and we look forward to hearing from shareholders on this matter. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board. The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency for the say-on-pay advisory vote that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board will continue to review this issue as circumstances evolve over time and may decide that it is in the best interests of the shareholders and the Company to hold the say-on-pay advisory vote more or less frequently than the option approved by shareholders.

The Board of Directors unanimously recommends a vote in favor of the option of every one year as the preferred frequency with which shareholders are provided an advisory vote on executive compensation. Properly dated and signed proxies will be so voted, unless shareholders specify otherwise.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis, referred to as the CD&A, describes the Company’s overall executive compensation policies and practices and specifically analyzes the total compensation for the following executive officers, referred to as the Named Executives:

•	Terry J. Lundgren, Chairman, President and Chief Executive Officer;

•	Karen M. Hoguet, Chief Financial Officer;

•	Thomas L. Cole, Chief Administrative Officer;

•	Janet E. Grove, Vice Chair; and

•	Ronald L. Klein, Chief Stores Officer.

Each year, the Compensation and Management Development Committee of the Board, referred to as the CMD Committee, which is made up entirely of independent directors, recommends to the non-employee members of the full Board the compensation for Mr. Lundgren and determines the compensation for the other Named Executives.

Executive Summary

Overview of our executive compensation program

The CMD Committee believes in a “pay for performance” approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive’s compensation should be at risk and may vary from “targeted” compensation based upon the level of achievement of specified performance objectives and stock price performance. Macy’s executives are accountable for the performance of the Company and the functions that they manage and are compensated based on that performance. Executives are rewarded when defined objectives are achieved and value is created for Macy’s shareholders. For example,

•

The value of elements of Macy’s executive compensation program, including annual bonuses and equity-based long-term incentives, is directly related to company performance and reflects a combination of specified internal financial measures of success, such as operating income (which represents earnings before interest and taxes, or EBIT), sales, cash flow, return on invested capital (ROIC) and external measurements of success, such as stock price performance on an absolute and relative-to-peers basis.

•

The performance-based annual bonus plan compensates the Named Executives for achieving specific financial goals that are established annually by the CMD Committee based on the Company’s plans and objectives for the fiscal year.

•

Equity-based long-term incentive awards are subject to multi-year vesting and/or performance requirements to ensure a strong connection between compensation and performance measured by achievement of financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time.

•

The senior-most executives, including the Named Executives, are held most accountable to shareholders by varying the portion of variable, performance-based pay directly with each executive’s level of responsibility:

•	85% of Mr. Lundgren’s targeted total direct compensation for fiscal 2010 was at risk and tied to performance objectives.

•	On average, 69% of the targeted total direct compensation for fiscal 2010 of the other Named Executives was at risk and tied to performance objectives.

•

A mix of long-term incentives ensures executives are highly motivated to attain important financial, operational and strategic goals, aligns the interest of management with shareholders and ensures that realized compensation is directly correlated with changes in shareholder value over time.

•

The long-term incentive compensation mix for the senior-most executives has a higher weighting of performance shares, with 60% of the long-term incentives granted as performance-based restricted stock units and 40% as stock options.

Overview of 2010 operating performance and summary of compensation actions

The Company’s performance during fiscal 2010 was strong in relation to the Company’s performance in fiscal 2009 and the overall economy. Macy’s began a strategic restructuring of the Company in 2008 with a localization initiative called “My Macy’s” in a few select markets. During 2009, in the midst of one of the most challenging economic environments in decades, the Company rolled out the localization initiative across the country and reorganized its Macy’s-branded operations under a unified operating structure. Although the economic climate continues to be challenging, the Company has seen encouraging results from its corporate restructuring and the My Macy’s localization initiatives. The Company has outperformed most of its primary competitors in fiscal 2010, producing sales, earnings and cash flow that substantially exceeded its fiscal 2009 performance:

•	Total sales for fiscal 2010 were $25 billion, up 6.4% from fiscal 2009 total sales of $23.489 billion. On a same-store basis, sales in fiscal 2010 were up 4.6%.

•	Fiscal 2010 earnings per diluted share were $1.98 per share. For fiscal 2009, Macy’s reported diluted earnings per share of $0.78 per share.

•

EBIT for fiscal 2010 totaled $1.894 billion or 7.6% of sales, after giving effect to $25 million in asset impairment and store closing related costs. For fiscal 2009, EBIT totaled $1.063 billion or 4.5% of sales, after giving effect to $391 million in asset impairment charges, store closing and division consolidation costs.

•

Net cash provided by operating activities was $1.506 billion in fiscal 2010, compared with $1.750 billion in fiscal 2009. Net cash used by investing activities in fiscal 2010 was $465 million, compared with $377 million in the previous year. Operating activities in fiscal 2010 included a contribution of $825 million to the Company’s pension plan, compared to a contribution of $370 million in fiscal 2009. The Company also utilized cash in fiscal 2010 to reduce debt by approximately $1.2 billion, compared to $966 million in fiscal 2009.

•	Macy’s common stock price at the end of fiscal 2010 was $22.99 per share, a 44% increase from the closing price of $15.93 per share at the end of fiscal 2009.

The CMD Committee took into account the economic climate, the Company’s performance against its internal goals, and the Company’s relative performance against industry competitors in making decisions regarding the structure of the executive compensation program and the compensation earned by the Named Executives.

Changes made with respect to the fiscal 2010 executive compensation program.    The CMD Committee made the following changes to the executive compensation program for fiscal 2010 to further align incentive compensation with financial objectives, intensify the focus of our senior-most executives on long-term value creation, enhance the financial efficiency of our executive compensation program and to ensure consistency with corporate governance “best practices”:

•	consistent with the caps on the sales and cash flow components, placed a cap on the amount that can be earned under the EBIT component of the annual bonus plan;

•	increased the weighting on the sales component under the annual bonus plan to support the Company’s sales growth initiative;

•

implemented a two-tier funding approach under the annual bonus plan, referred to as “plan within a plan”, to give the CMD Committee greater flexibility to consider unanticipated events, reward outstanding performance and maximize the Company’s tax deduction for performance-based compensation;

•

replaced performance-based stock credit awards with performance-based restricted stock unit awards that will be granted annually, earned based on performance relative to cumulative EBITDA (earnings before interest, taxes, depreciation and amortization), average EBITDA margin and average ROIC (return on invested capital) goals, and measured over a three-year performance period;

•	added a compensation recovery, or clawback, provision to the annual bonus and long-term incentive plans in the event of financial restatement coupled with executive fraud or intentional misconduct;

•	implemented an anti-hedging/pledging policy;

•

eliminated most executive perquisites, including the additional discount available to executives on the purchase of company merchandise, company car, company-paid life insurance and financial counseling;

•	discontinued use of executive employment agreements;

•	replaced change in control agreements with a more limited change in control plan;

•	moved to double-trigger vesting of equity grants following a change in control; and

•	increased the CEO’s stock ownership requirement from 5x to 6x annual salary.

Fiscal 2010 compensation decisions.    The CMD Committee took the following specific actions with respect to the compensation of the Named Executives for fiscal 2010:

•	maintained base salaries of the Named Executives at 2009 levels;

•	made annual cash incentive award payments at 233.4% of Target to the Named Executives with respect to 2010 performance, consistent with the Company’s solid fiscal 2010 financial results;

•	maintained long-term incentive grant values at 2008/2009 levels;

•	granted performance-based restricted stock units and stock options to the Named Executives, with a mix of 60% performance-based restricted stock units and 40% stock options:

•

performance-based restricted stock units will be earned based on performance relative to cumulative EBITDA, average EBITDA margin and average ROIC goals and measured over a three-year performance period; and

•	stock options will vest over a four-year period and may be exercisable for up to 10 years following the grant date.

Objectives of Our Executive Compensation Program

The Company’s overall compensation program is performance-driven and designed to support the needs of the Company’s business by:

•	Providing Competitive and Reasonable Compensation Opportunities

Macy’s compensation levels and individual compensation programs are assessed against market norms periodically by the CMD Committee, with input from independent outside compensation consultants as needed. The CMD Committee typically undertakes a comprehensive review of the program approximately every three years. Pay data is reviewed annually against several benchmarks, including specific pay levels of other large retail organizations and information from published surveys of the retail industry and general industry, to ensure it is reasonable in relation to Macy’s size and complexity.

•	Focusing on Results and Strategic Objectives

Macy’s compensation programs reflect a combination of specific internal measurements of success (such as EBIT, sales and cash flow) and external measurements of success (such as stock price performance). A portion of the compensation program is tied to multi-year financial results that depend upon achievement of strategic initiatives that will help continue to differentiate Macy’s from other retailers and that are important in making Macy’s and Bloomingdale’s the customer’s first choice in shopping.

•	Fostering a Pay for Performance Culture

A significant portion of the compensation program for the Named Executives is linked to variable compensation components, such as short-term cash incentives, stock options and performance-based restricted stock units. As a result, a significant portion of a Named Executive’s compensation level is dependent on company performance, including stock price appreciation. The mix of compensation components and the proportion of each as a percentage of total compensation may vary from year to year, but the total mix is designed to encourage delivery of results that meet or exceed expectations.

•	Attracting and Retaining Key Executives

Macy’s compensation programs are designed to attract and retain high caliber executives who are critical to the continued success of the business, who can provide consistent leadership and whose talents support strong succession planning.

•	Balancing Risk and Reward and Ensuring Accountability to Shareholders

The CMD Committee believes that the combination of the core principles above appropriately ties Macy’s compensation to performance and thereby aligns the interests of Macy’s executives with the interests of its shareholders. Compensation programs are designed to appropriately balance risk and reward in relation to the Company’s overall business strategy. In consideration of the Company’s shareholder interests:

•	Macy’s compensation programs are designed to provide incentives for both annual and long-term performance;

•

the CMD Committee has the ability to reduce annual bonus amounts that are otherwise earned to reflect non-financial and other qualitative factors that are not otherwise included in the bonus calculation;

•	the long-term incentive program focuses executives on longer-term operating and strategic performance, as well as stock price appreciation;

•	executives are subject to stock ownership guidelines that encourage a long-term perspective; and

•

beginning in fiscal 2010, amounts earned under the Company’s annual bonus and performance-based restricted stock unit plans may be subject to recapture in the event of a material restatement of financial results that is determined to be a result of executive fraud or intentional misconduct.

The Key Elements of the Executive Compensation Program

The Named Executives’ fiscal 2010 compensation consisted principally of the following components:

Element	Description	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted, if and when appropriate.	Market-driven base-line compensation is targeted at a level necessary to attract high-quality talent and ensure a sustainable level of fixed costs; amount recognizes differences in positions and/or responsibilities as well as experience and individual performance over the long term. Executives who are new in their roles are positioned lower in the competitive range, while those with more experience are positioned higher in the range to reflect their greater skill set relative to the external benchmark and sustained high performance over time.

Annual Incentive Awards	Variable compensation component. Performance-based cash award opportunity. Amounts actually earned will vary based on Company performance.	Aligns compensation with business strategy and operating performance by rewarding achievement of short-term (annual) financial targets, reinforcing the pay for performance philosophy.

Long-Term Incentives	Variable compensation component, generally granted annually as a combination of performance-based restricted stock units and stock options. Amounts actually earned will vary based on stock price appreciation and, in the case of performance-based restricted stock units, Company performance.	Opportunities for ownership and financial reward in support of the Company’s longer-term financial goals and stock price growth; also supports retention and, consequently, succession planning. Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price.

We also provide health and welfare plans and retirement plans that promote employee health and support employees in attaining financial security. In addition, we provide severance benefits that provide “compensation” only in very limited circumstances. These severance benefits provide the Named Executives with a reasonable range of income protection in the event employment is terminated without cause or following a change in control, supports our executive retention goals and encourages their independence and objectivity in considering potential change in control transactions. The Named Executives are also provided certain other benefits and limited perquisites. See the “Other Benefits and Programs Under the Executive Compensation Program” discussion later in this Compensation Discussion & Analysis.

The Process for Setting Executive Compensation

The role of the CMD Committee, its consultant and management

CMD Committee.    The CMD Committee administers the compensation program for senior executives, which includes the Named Executives, the other members of the Company’s executive management team and other corporate officers and business unit principals. In addition to overseeing the Company’s annual incentive and long-term plans, the CMD Committee also oversees the Company’s benefit plans and policies, and ensures that appropriate succession plans are in place for the chief executive officer and other key executive positions. When making decisions regarding the Company’s executive compensation program, the CMD Committee considers, among other things, Macy’s compensation philosophy, its financial and operating performance, compensation policies and practices for Macy’s employees generally, and practices and executive compensation levels within peer companies. The CMD Committee’s primary goals are to ensure that the Company’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize the pay for performance linkage. For a more complete description of the responsibilities of the CMD Committee, see “Further Information Concerning the Board of Directors — Committees of the Board” and the charter for the CMD Committee posted on Macy’s website at www.macysinc.com/investors/governance.

Compensation Consultant.    Since fiscal 2008, the CMD Committee has directly engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook & Co., to assist it with executive compensation matters. Cook & Co. provides no services to the Company other than those provided directly to or on behalf of the CMD Committee and, as described on page 23, to or on behalf of the Nominating and Corporate Governance Committee. Cook & Co. attends meetings of the CMD Committee at the request of the Committee, meets with the CMD Committee in executive session without the presence of management and frequently communicates with the chairman of the CMD Committee with regard to emerging issues.

Cook & Co. reviews CMD Committee meeting materials on behalf of the CMD Committee and provides guidance to the CMD Committee on compensation matters. Among the services provided by Cook & Co. are review and advice relating to:

•	peer group pay and performance comparisons;

•	the competitiveness of compensation provided to the Company’s key executives;

•	changes to the Named Executives’ compensation levels;

•	the design of annual and long-term incentive plans, including the degree to which the incentive plans support the Company’s business strategy and balance risk-taking with potential reward;

•	the setting of performance goals;

•	the design of other forms of key executive compensation and benefits programs; and

•	the preparation of public filings related to executive compensation, including this CD&A and the accompanying tables and footnotes.

In addition to the above, Cook & Co. advised the CMD Committee on changes made to the Company’s perquisite program, the elimination of employment agreements, modifications to the change in control plan and the setting of CEO compensation. As part of the CMD Committee’s responsibility to review the extent to which the overall compensation program may encourage employees to take risks that could have a material adverse impact on shareholder value, Cook & Co. conducted a comprehensive review of the Company’s overall compensation program in early 2010 and updated the analysis at year-end to reflect changes made throughout the year. See the “Compensation Risk Assessment” discussion on page 14.

Management.    The CMD Committee also makes use of company resources, including senior executives in Macy’s human resources, legal and finance departments. These executives provide input and contribute to the development of proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for the senior management group, including the Named Executives. These executives may also attend and contribute to CMD Committee meetings from time to time as requested by the CMD Committee or its chairman. Macy’s human resources department engages a compensation consultant, Hay Group, to provide various calculations, comparator group data and general market data to be used by management in its compensation-related analyses.

Mr. Lundgren participates in the executive compensation program process. At the beginning of a fiscal year, Mr. Lundgren meets with each of his direct reports, including the other Named Executives, to set their individual performance objectives for the fiscal year. Those objectives consist of matters such as meeting key financial and other business goals and effectively managing their business practice or corporate function. At the end of the fiscal year, Mr. Lundgren reviews the performance of each of his direct reports against Company and individual performance objectives and the individual’s contribution to Macy’s performance. Mr. Lundgren takes an active part in CMD Committee discussions of compensation involving his direct reports, including the other Named Executives. He provides recommendations and input on such matters as individual performance and the size, scope and complexity of their positions and recommendations on changes to the compensation for the other Named Executives. Human resources executives, with the assistance of Cook & Co., provide the CMD Committee with data and analyses and annually prepare information to help the CMD Committee in its consideration of such recommendations. Mr. Lundgren does not participate in the portions of CMD Committee meetings during which the CMD Committee discusses his compensation.

The compensation review process

With respect to the Named Executives, the CMD Committee annually reviews base salary, annual bonus payments and equity awards at its March meeting, at which time all financial and other performance results for the prior fiscal year are available and individual and Company performance against applicable targets can be measured. The target compensation of the Named Executives is generally intended to fall between the median and 75th percentile of the peer group of retailers listed below, which is the level that the CMD Committee has determined is aligned with the market, taking into account the Company’s size relative to the peer group companies. In evaluating the compensation of the Named Executives, the CMD Committee takes into account the executive’s time in position, pay history and the value contributed by that position and the executive and reviews the compensation of other senior Macy’s executives to ensure that the compensation is internally consistent and equitable.

The use of market comparison data

The CMD Committee uses comparative compensation data of a peer group of 10 publicly-traded retail companies to assess the competitiveness of Macy’s executive compensation levels, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation. The peer group was approved by the CMD Committee in February 2009 (and continued without any changes for fiscal 2010) taking into account the recommendation of Cook & Co. and with input from management. The peer group companies are:

Dillard’s	Limited Brands	TJX Companies
Gap	Nordstrom	Walmart Stores
J.C. Penney	Sears Holdings
Kohl’s	Target

As of December 2010, Macy’s revenue, total assets and number of employees were between the median and 75th percentile of the peer group companies and net income and market capitalization were between the 25th percentile and median.

Competitive Analyses.    In October 2009, the CMD Committee reviewed a competitive analysis of the compensation of the Named Executives prepared by Cook & Co. in connection with establishing the executive compensation program for fiscal 2010. As part of this process, the CMD Committee reviewed (i) a competitive analysis of the targeted total direct compensation of the Named Executives, including base salary, annual bonus and long-term incentives, (ii) an analysis of the relationship between Macy’s 2008 actual compensation levels for the Named Executives and its performance relative to the peer group companies, (iii) a competitive assessment of the Company’s aggregate long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percent of weighted-average outstanding shares) and potential dilution relative to peer group practice and a fair value transfer analysis that measured the aggregate value of long-term incentives as a percent of market capitalization and revenue, and (iv) an overview of compensation changes instituted at peer group companies in 2009 in response to the uncertain economic environment.

Based on this review, the CMD Committee determined that:

•

The Named Executives’ base salary levels and target annual compensation levels were somewhat above the 75th percentile of the peer group practice and their target total direct compensation was between the median and 75th percentile of peer group practice. This competitive positioning is consistent with the Company’s stated compensation strategy (i.e., median to 75th percentile of market practice), which is aligned with Macy’s size relative to the peer companies.

•

The Named Executives’ overall compensation opportunity was sufficiently weighted toward variable, performance-based incentives to ensure a strong relationship between operational performance and changes in stock price and actual realized compensation.

•

Macy’s share usage and fair value transfer analyses rates were between the median and 75th percentile of peer group practice and are viewed as reasonable given the Company’s size relative to the peer group companies.

The CMD Committee also asked Cook & Co. to review the design of the Company’s annual bonus and long-term incentive program to see if changes were warranted given the corporate restructuring completed in 2009 in connection with the My Macy’s localization initiative.

With regard to the annual bonus plan design, the CMD Committee determined, taking into account advice from Cook & Co., that significant changes to the annual bonus plan design were not necessary to support the My Macy’s initiative since the annual bonus metrics are key drivers of shareholder value and continue to be aligned with the Company’s strategic business objectives. However, the CMD Committee made the following changes to the 2010 annual bonus plan to mitigate compensation risk and enhance financial efficiency:

•

placed a cap on the maximum amount of EBIT recognized for bonus funding purposes at 120% of plan. This cap is consistent with prevailing practice but continues to encourage and reward outstanding performance; and

•

adopted a two-tier funding approach, referred to as “plan within a plan.” Under this approach a maximum award is determined pursuant to a formula developed at the beginning of the fiscal year. The CMD Committee may then adjust the maximum award downward through the application of negative discretion. This gives the CMD Committee greater flexibility to consider unanticipated events, reward outstanding performance and maximize the Company’s tax deduction.

With regard to the long-term incentive program, the CMD Committee determined, taking into account advice from Cook & Co., that the core long-term incentive program is well designed and balanced by focusing on both stock price performance and longer-term operating performance. The CMD Committee also determined that, although the Company’s stock credit plan, which was developed to support specific operational and merger integration goals, has served the Company well over the past several years, it was not optimal from a financial efficiency standpoint. For example, the stock credits earned by the Named Executives are not tax deductible by the Company to the extent they exceed $1 million in combination with other non-performance-based compensation. The CMD Committee made the following changes to the long-term incentive program:

•

replaced the operational and merger integration goals with performance metrics based on financial results that are expected to result from successful implementation of the localization initiative and restructuring plan;

•

used performance-based restricted stock units, rather than cash-settled stock credits, to enhance the financial efficiency of the long-term incentive program from accounting, cash flow and tax perspectives;

•

moved to an annual grant practice for performance-based restricted stock units, rather than grants every two years, to enable the CMD Committee to set more precise and meaningful performance goals; and

•	adopted a mix of 60% performance-based restricted stock units/40% stock options that would provide a reasonable balance between stock price performance and longer-term operating performance.

Pay for performance compensation mix

Because of the ability of executive officers to directly influence Macy’s overall performance, and consistent with its philosophy of linking pay to performance, a significant portion of the Named Executives’ compensation is at risk and may vary from “targeted” compensation based upon the level of achievement of specific corporate objectives and stock price performance. Total compensation and the amount of each element are driven by the design of the Company’s compensation programs, the executive’s years of experience, the scope of his or her duties and internal comparability. The CMD Committee applies the same policies and methodologies in setting the principal components of compensation for Mr. Lundgren as it applies for the other Named Executives. However, Mr. Lundgren’s compensation targets are higher than those for the other Named Executives, which is in line with market practice for the chief executive officer position.

The CMD Committee has established guidelines for annual performance-based bonuses and for long-term incentive awards. Based on the combination of the annual performance-based bonus and long-term award guidelines, 85% of Mr. Lundgren’s targeted total direct compensation (salary, annual bonus and equity incentives) for fiscal 2010 was at risk and tied to financial performance, corporate objectives and/or stock price performance. For the other Named Executives, on average, approximately 69% of targeted total direct compensation for fiscal 2010 was at risk and tied to financial performance, corporate objectives and/or stock price performance. Long-term incentive awards, which for fiscal 2010 consisted of stock options and performance-based restricted stock units, represent the largest element of pay for the Named Executives. These percentages are consistent with Macy’s compensation philosophy of focusing on financial results and strategic initiatives and fostering a pay for performance culture.

The targeted total direct compensation mix used for fiscal 2010 for Mr. Lundgren and the other Named Executives is illustrated in the charts below:

CEO	Other Named Executives (average)

How Annual Bonuses and Long-Term Equity Compensation are Awarded

Annual bonus

The Named Executives participate in the 1992 Incentive Bonus Plan, referred to as the Bonus Plan. The Bonus Plan aligns compensation with Macy’s business strategy and operating performance and is designed to motivate executives to meet or exceed corporate financial goals that are established by the CMD Committee and approved by the full Board of Directors. The Bonus Plan provides an opportunity for senior executives, including the Named Executives, to earn a targeted percentage of base salary based on Macy’s performance results. No bonus will be paid if Macy’s does not achieve a net profit for the year, excluding the effects of asset impairments, restructurings, discontinued operations, extraordinary items, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

Calculation of Maximum Award.    For fiscal 2010, the CMD Committee, taking into account recommendations from Cook & Co., re-designed the annual bonus program for the Company’s executives at the senior-most level, including the Named Executives, to provide the CMD Committee with flexibility to exercise discretion with respect to bonus payments in a way that satisfies the requirements of Section 162(m) of the Internal Revenue Code. Under this re-designed program, the Named Executives became eligible for a maximum bonus award based on a percentage of EBIT achieved for the fiscal year. For purposes of determining performance results, EBIT is adjusted to eliminate the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

If EBIT is positive, a portion of each dollar of EBIT is used to determine the participant’s maximum award. If EBIT is negative, no bonuses are paid. The maximum potential award for Mr. Lundgren for fiscal 2010 is equal to 0.45% of EBIT and the maximum potential award for each of the other Named Executives is equal to 0.25% of EBIT. The CMD Committee selected EBIT as the performance metric to ensure that the maximum potential payout is determined as a percentage of controllable profit. Excluding interest and taxes ensures that profit is defined based on operating results that the Named Executives can directly influence. The CMD Committee set the percentages of EBIT for the Named Executives at a level sufficient to enable reasonable award levels under all possible scenarios. No bonus, however, can exceed the Bonus Plan’s per-person maximum of $7 million.

At the end of the fiscal year, if the CMD Committee determines that EBIT is positive, the CMD Committee uses the percentages of EBIT discussed above to determine the maximum bonus awards that could be payable to the Named Executives for the fiscal year. The CMD Committee may then exercise discretion to reduce, but not to increase, those maximum bonus award payouts.

Reduction of Maximum Award.    The CMD Committee may reduce the maximum bonus awards based on the annual incentive award opportunity established for each Named Executive under the Bonus Plan and the Company’s overall performance during the fiscal year measured against pre-established financial goals or on such alternative or additional factors, if any, as it may deem appropriate.

The targeted annual award opportunities for the Named Executives are expressed as a percent of year-end base salary and actual awards may range from 0% to 260% of the “target” award depending upon actual performance relative to the pre-determined goals, as shown in the chart below (and on such alternative or additional factors, if any, as the CMD Committee deems appropriate). Bonus percentages are interpolated for performance results falling between “threshold” and “target” and between “target” and “outstanding”.

		Annual Bonus as a % of Base Salary
Position	Component	Threshold	Target	Outstanding
Chief Executive Officer	EBIT $	16%	80%	240%
	Sales $	16%	50%	110%
	Cash Flow $	8%	20%	40%

	Total	40%	150%	390%

Other Named Executives	EBIT $	8%	40%	120%
	Sales $	8%	25%	55%
	Cash Flow $	4%	10%	20%

	Total	20%	75%	195%

The CMD Committee has selected the following levels of EBIT, Sales and Cash Flow (adjusted as described on page 47) as the financial goals for fiscal 2010 under the Bonus Plan:

($ in millions)	Performance Range
Measure	Threshold	Target	Outstanding
EBIT	85% of Target	$1,646.9	120% of Target
Sales	98% of Target	$23,855.3	101% of Target
Cash Flow	$50 below Target	$776.6	$150 above Target

In selecting EBIT, Sales and Cash Flow as the performance measures for fiscal 2010, the CMD Committee carefully considered whether these performance measures complement those in the Company’s long-term program so that the overall compensation design encourages participants to take actions that are consistent with the Company’s short- and long-term financial and strategic objectives and to take appropriate risks. The CMD Committee believes that these performance measures focus the executives on achieving the desired financial performance of increasing customer sales and economic profit. The EBIT measure focuses the executives on maximizing operating income and is a good indicator of how effectively the business plan, which focuses on growth in profits, is being executed. Sales are a priority for retailers, are a measure of growth and provide opportunities for the achievement of various other financial measures, including EBIT and cash flow. The Sales target under the Bonus Plan excludes certain items that are included in externally reported sales under GAAP, including leased department income, shipping and handling fees and sales to third party retailers. Cash Flow is indicative of the manner in which the Company’s operating activities, together with its investing activities, actually generate cash. How a company increases its cash flow and then chooses to invest the cash are among the most important decisions management makes.

The performance measures are weighted 53.3% EBIT, 33.3% Sales and 13.3% Cash Flow. The CMD Committee gives the greatest weight to the EBIT measure because profit is the primary driver of shareholder value creation. Consistent with the goal of the My Macy’s initiative to drive sales growth, the CMD Committee increased the weight for the Sales component for fiscal 2010 from 20% to 33.3%.

In determining the level of achievement of the performance goals, the calculations of EBIT, Sales and Cash Flow performance are adjusted to exclude the following items. The intent of the adjustments is to focus on the core results of continuing operations by excluding distortions that may result from these items:

•	changes in accounting principles (as determined under GAAP); and

•	income, gains, expenses, losses, cash inflows and cash outflows (as reported in the Company’s quarterly earnings releases and filings with the SEC and reviewed by KPMG LLP):

•	resulting from unusual or nonrecurring items;

•	attributable to store closing costs;

•	attributable to asset impairment charges;

•	attributable to any division, business segment, material business operation, subsidiary, affiliate or material group of stores that are acquired during the year;

•	from the sale or disposition of any division, business segment, material business operation, subsidiary, affiliate or material group of stores; and

•	resulting from material restructuring charges.

Long-term equity compensation

The equity compensation awards made to the Named Executives in fiscal 2010 consisted of performance-based restricted stock units and stock options. A description of each type of award, with relevant definitions, begins on page 58.

How awards are determined.    The CMD Committee, taking into account the recommendations of Cook & Co., established a target amount for total long-term compensation for the performance period beginning with fiscal 2010 for each Named Executive consistent with prior year opportunities. The target amounts are consistent with median long-term incentive opportunities provided by the peer group companies. The CMD Committee determined that the Named Executives would receive 60% of the value of their annual long-term incentive award in performance-based restricted stock units and 40% in stock options. The performance-based restricted stock units vest after the performance period only if predetermined performance goals are met by the Company. The value given to the equity compensation awards by the CMD Committee are only estimates, and are not intended to be predictive of the actual value that will be realized from the awards. The amount ultimately realized will be based on Macy’s performance and stock price.

The CMD Committee established this mix of equity awards to support several important objectives, including focusing key employees on the achievement of longer-term goals related to the Company’s My Macy’s strategy and its updated Four Priorities (differentiating merchandise assortments and tailoring them to local taste; delivering obvious value; improving the overall shopping environment; and enhancing customer engagement, loyalty and traffic through more brand focus and effective marketing), establishing a direct link between compensation and the achievement of long-term financial objectives, and enhancing retention by mitigating the impact of fluctuations in the price of the common stock with the use of performance-based restricted stock units in combination with stock options.

Performance-Based Restricted Stock Units.    The CMD Committee determines the number of performance-based restricted stock units required to deliver the targeted award value (60% of the fiscal 2010 long-term incentive award opportunity) to the Named Executives by dividing the targeted award dollar value by the closing price of Macy’s common stock on the date of the grant.

A maximum award of 150% of the target award of performance shares is funded following the end of the three-year (2010-2012) performance period if the CMD Committee determines that cumulative EBITDA earned over the performance period is at least $7.0 billion.

The number of shares actually earned ranges from 0% to 150% of the target award opportunity based on performance against EBITDA Margin and ROIC objectives, weighted 70% and 30% respectively, to emphasize the need to drive bottom-line profitability, as indicated in the table below and subject to attainment of a minimum cumulative EBITDA of $7 billion over the three-year performance period.

	EBITDA Margin (70%)		ROIC (30%)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %
Outstanding	≥12.8%	150%	≥18.8%	150%
Target	12.3%	100%	17.8%	100%
Threshold	11.8%	50%	16.8%	50%
Below Threshold	<11.8%	0%	<16.8%	0%

*	Straight-line interpolation will apply to performance levels between the ones shown.

If the $7 billion cumulative EBITDA threshold is not attained, no awards are payable regardless of performance against the EBITDA Margin and ROIC metrics.

The CMD Committee selected these performance measures because the CMD Committee believes that they focus the Named Executives on profitability and asset productivity, which are critical outcomes of successful execution of the updated Four Priorities. In addition, they complement the EBIT, Sales and Cash Flow measures used in the annual bonus plan by focusing on efficient use of assets and profitable growth.

Stock options.    The CMD Committee determines the number of stock options required to deliver the targeted value by dividing the targeted award dollar value by the Black-Scholes value for the common stock on the grant date. Stock options are granted at the closing price of Macy’s common stock on the date of the grant, vest 25% on each of the four anniversaries following the grant date and have a term of ten years.

2010 Compensation Actions

Salary adjustments

Base salaries of the Named Executives are reviewed each March, and any adjustments go into effect on April 1. Following the conclusion of fiscal 2009, management, with input from Cook & Co. and Mr. Lundgren, prepared for the CMD Committee a summary of the current total compensation package for each Named Executive and a proposed total compensation package for fiscal 2010 for each that reflected no increases in base salaries. The CMD Committee considered, among other things, the current economic environment, the Company’s performance relative to its peers, the general movement of salaries in the marketplace, the Company’s stock price performance, and the salaries of the Named Executives relative to that of Mr. Lundgren and to each other. Following its review, the CMD Committee accepted management’s recommendation that the base salaries of the Named Executives for fiscal 2010 remain at the same levels as base salaries in fiscal 2009.

Annual bonus awards

At its March 25, 2011 meeting the CMD Committee determined the actual bonuses to be paid to the Named Executives for fiscal 2010 performance. Based on the audited financial results for fiscal 2010, the CMD Committee determined that the Company achieved positive EBIT (adjusted as described below) of $1.894 billion. This resulted in a maximum potential bonus of $8,524,080 for Mr. Lundgren (0.45% of EBIT) and $4,735,600 for each of the other Named Executives (0.25% of EBIT), in all instances subject to the Bonus Plan’s per-person maximum of $7 million.

Consistent with the design of the annual bonus program, the CMD Committee exercised its discretion to reduce the maximum potential bonuses based on the extent to which the predetermined targeted levels of EBIT, Sales and Cash Flow were achieved under the terms of the Bonus Plan. The CMD Committee adjusted EBIT for non-cash book write-downs associated with store closings and asset impairment charges. The CMD Committee adjusted Cash Flow to take into account an unplanned $500 million pension plan contribution and the cash impact of approximately $1 billion in unplanned debt repurchases (net of after-tax interest savings). This resulted in the following annual bonus payout percentages for the Named Executives for fiscal 2010:

($ in millions)	2010 Performance		Bonus Payout as a % of Base Salary
Bonus Component	Results	Achievement Level	T. Lundgren	Other Named Executives
EBIT $	$1,894	Between Target and Outstanding	200.16%	100.08%
Sales $	$24,356	Outstanding	110.00%	55.00%
Cash Flow $	$1,149	Outstanding	40.00%	20.00%

Total			350.16%	175.08%

These payout percentages resulted in the following bonus payments to the Named Executives with respect to fiscal 2010 performance, which are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table:

T. Lundgren	$5,252,400
K. Hoguet	$1,400,600
T. Cole	$1,707,000
J. Grove	$1,707,000
R. Klein	$1,750,800

Equity compensation awards

At its March 19, 2010 meeting, the CMD Committee granted the following number of stock options and target number of performance-based restricted stock units to the Named Executives:

	Stock Options	Performance-Based Restricted Stock Units
T. Lundgren	169,025	173,192
K. Hoguet	37,140	38,056
T. Cole	37,140	38,056
J. Grove	37,140	38,056
R. Klein	37,140	38,056

Other Benefits and Programs Under the Executive Compensation Program

Benefits

The Company provides certain limited executive benefits to senior executives, including the Named Executives, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the Named Executives.

Supplementary Retirement Plan.    Macy’s provides a supplementary retirement benefit, described under “Compensation of the Named Executives for 2010 — Post Retirement Compensation.” The supplementary retirement plan supplements the pension benefits provided to the Named Executives under the cash account pension plan, and takes into account compensation that the tax rules do not permit the cash account pension plan to take into account. In addition, it supports Macy’s pay for performance culture by rewarding better performance with increased retirement benefits payable to eligible executives whose bonus compensation would otherwise not be taken into account under the broad-based cash account pension plan.

Deferred Compensation Plan.    Macy’s provides executives the opportunity to defer receiving income until after they terminate their employment. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until after termination. The deferred compensation plan is described under the heading “Compensation of the Named Executives for 2010 — Post Retirement Compensation — Non-qualified Deferred Compensation Plans.”

Car and Driver Program.    Pursuant to a recommendation resulting from an independent third-party security study Macy’s obtained in 2007, Macy’s provides Mr. Lundgren with a car and driver for commuting in New York City, for certain business travel and for personal use. This benefit is to ensure the personal safety of Mr. Lundgren, who maintains a significant public role as the leader of Macy’s. The benefit also allows Mr. Lundgren to work productively during his commute.

Business Club.    The Named Executives are offered Company-paid membership at business clubs for the purpose of conducting business on behalf of Macy’s. This benefit provides the Named Executives with access to appropriate settings for business networking and other business functions and meetings. Any meal or other expenses incurred at the club that are not business-related are the responsibility of the Named Executives.

Company Airplane.    With limited exception as described below, Company-owned aircraft are generally used for Company business only. Mr. Lundgren travels extensively on Company business throughout the fiscal year reviewing the Company’s 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico. In addition to use of the Company-owned aircraft for business, Mr. Lundgren is authorized to use Company-owned aircraft for personal flights as well. This ensures the safety and security of Mr. Lundgren and his family and enables him to conduct business more efficiently and securely before, during and after flights. As a result of the enhanced safety and efficiency associated with personal use of the aircraft, the CMD Committee believes that the value accrued to the Company more than offsets the incremental costs that Macy’s incurs to make the aircraft available for Mr. Lundgren’s personal use and therefore is an efficient form of compensation for him. Beginning with fiscal 2011, the Board has decided to limit the cost to the Company of Mr. Lundgren’s personal use of Company-owned aircraft to $75,000 per year. Mr. Lundgren will reimburse the Company to the extent his personal usage of Company-owned aircraft exceeds $75,000.

The CMD Committee reviews the benefit arrangements regularly to assure they continue to fulfill business needs. After such a review, in fiscal 2009 the CMD Committee acted to eliminate the following benefits:

•

Automobile Program — Macy’s historically provided the Named Executives other than Mr. Lundgren a choice of a car lease or an automobile allowance. The allowance ended on June 30, 2009. For executives who leased vehicles, the lease program is being phased out as the current terms of the leases expire;

•	Financial Counseling — Macy’s historically paid for financial counseling services for the Named Executives. This benefit ended as of December 31, 2009;

•

Company-paid Senior Life Insurance — Macy’s historically provided company-paid life insurance coverage for certain senior executives, including the Named Executives. This program ended as of December 31, 2009; and

•

Additional Executive Discount — Senior executives, including the Named Executives, were historically eligible for an additional merchandise discount on top of the base discount available to all regular employees, for a total discount of 40%. The additional merchandise discount and the related gross-up ended as of December 31, 2009.

Severance Benefits

To enable the Company to offer competitive total compensation packages to key executives, as well as to ensure the ongoing retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with the Company, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved a new executive severance plan and a new change in control plan in October 2009. Based on information provided by Cook & Co., the CMD Committee believes that these plans provide a level of benefits that are estimated to be within a reasonable range of severance protection based on competitive practices with respect to comparable positions and which provide payouts that are within a percentage of the Company’s market capitalization that is consistent with commonly accepted practice. The CMD Committee believes that the benefits provided under these plans are appropriate and are consistent with the Company’s objective of attracting and retaining highly-qualified executives.

Executive Severance Plan.    The Executive Severance Plan, referred to as the ESP, replaces individual employment agreements, which will expire at the end of their current terms. Under the ESP, participants are eligible for severance payments in the event of an involuntary termination of employment without cause. Certain senior executives who have employment agreements, including the Named Executives other than Ms. Grove, are eligible to participate in the ESP upon execution of a restricted covenant agreement described in the discussion of the ESP that begins on page 69. Ms. Grove is not eligible to participate in the ESP since she is retiring following the end of the term of her employment agreement. For a description of the severance benefits the Named Executives would be entitled to receive under the ESP, see “Compensation of the Named Executives for 2010 — Potential Payments Upon Termination or Change in Control — Termination Payments under Executive Severance Plan.”

Change in Control Plan.    The Change in Control Plan, referred to as the CIC Plan, became effective on November 1, 2009, when all of the Company’s individual change-in-control agreements expired. Each employee of the Company or one of its subsidiaries, divisions or controlled affiliates who is designated by the Company’s Board of Directors as being subject to Section 16 of the Securities Exchange Act of 1934, including each of the Named Executives, and any other employee designated by the CMD Committee, is eligible to participate in the CIC Plan. For a detailed description of the CIC Plan and benefits the Named Executives would be entitled to receive under the CIC Plan upon termination of employment following a change in control, see the discussion of the CIC Plan that begins on page 70.

The CMD Committee believes that the CIC Plan provides the Company with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of the shareholders when making decisions during a potential or actual change in control transaction. In setting the severance benefit level under the CIC Plan, the CMD Committee does not consider the wealth accumulated by the Named Executives under prior compensation awards or benefit plans. The CMD Committee does not believe that it is appropriate to base routine salary and incentive compensation decisions on the potential effect they may have under change in control arrangements that may never be triggered.

Other change in control provisions.    Macy’s equity programs and deferred compensation programs provide for accelerated benefits in the event of a change in control, which affect all participants in those programs, as well as the Named Executives. If a change in control were to occur, stock options and restricted stock granted prior to 2010 and stock credits grants would immediately vest for all holders and deferred compensation plan stock credit units and cash account balances would immediately become payable. This reassures executives that they will receive previously deferred compensation and that these prior equity grants will be honored because decisions as to whether to provide these amounts are not left to the management and directors in place following a change in control. Beginning in fiscal 2010, unless awards are not honored by the successor employer, all equity awards granted in 2010 and thereafter are subject to “double trigger” vesting in the event of a change in control, consistent with current corporate governance “best practices”. Under a “double trigger” approach, vesting accelerates only if a participant’s employment terminates without cause or for good reason within a set period of months following a change in control. If such awards are not honored, assumed or replaced with equitable replacement awards by the successor employer, they will immediately vest upon the effectiveness of the change in control.

Significant Policies and Additional Information Regarding the Executive Compensation Program

Recovery of prior compensation

The CMD Committee has the discretion to require a participant in the Bonus Plan, including the Named Executives, to repay income, if any, derived from the annual bonus in the event of a restatement of the Company’s financial results within three years after payment of the annual bonus to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct. In addition, the CMD Committee may require a participant in the long-term incentive compensation program, including the Named Executives, to repay income derived from performance restricted stock units or stock options, if any, in the event of a restatement of the Company’s financial results to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct. The CMD Committee will review these provisions to ensure compliance with any rules or regulations adopted by the SEC or NYSE during 2011 to implement Section 10D of the Securities Exchange Act, added by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock ownership guidelines

During fiscal 2006, the Board of Directors adopted stock ownership guidelines for certain executives of Macy’s, including the Named Executives. During 2010, the Board adopted revised guidelines that reflect the new management structure put in place to implement the My Macy’s localization initiatives. The revised guidelines also increased the required ownership level for the chief executive officer to 6x base salary from 5x base salary. Under the revised guidelines, specified executives are required to own Macy’s stock, as follows:

Position	Ownership Guideline
Chief Executive Officer (CEO)	6 x base salary
Executive Committee (other than the CEO) and Vice Chair	3 x base salary
Executive Vice President — Corporate Officer (other than the Controller) and Business Unit Principal	1 x base salary

Shares counted toward the ownership requirement include:

•	Macy’s stock beneficially owned (directly or indirectly) by the executive or owned jointly with any immediate family member of the executive;

•	Any stock credits or other stock units credited to an executive’s account through deferrals under the Company’s deferred compensation program or otherwise;

•	Time-based restricted stock or restricted stock units granted to the executive, whether lapsed or unlapsed;

•	Time-based stock credits during the performance and holding periods under the Company’s stock credit plans;

•	Performance-based stock credits during the holding periods that follow the performance periods under the stock credit plans; and

•	The executive’s proportionate share of the Macy’s stock fund under the Company’s 401(k) plan.

Macy’s common stock subject to unvested or unexercised stock options does not count toward the ownership requirement. Performance-based restricted stock or performance-based restricted stock units do not count toward the ownership requirement during the performance period. Executives must comply with the guideline that applied to them prior to the 2010 revisions by the later of August 1, 2011 or within five years from the date first subject to the guideline. An executive must comply with the revised guidelines by the later of February 1, 2016 or within five years from the date the executive is employed in one of the positions listed above. Stock ownership is measured as of the beginning of the fiscal year. Each of the Named Executives is a member of the Company’s executive committee.

Timing of equity awards

The CMD Committee generally approves annual equity-based grants at its March meeting. The March meeting occurs after financial results for the Company are available — at least three weeks after Macy’s releases its year-end earnings. In addition to the annual grants, the CMD Committee may approve equity-based grants on a limited basis on other dates in special circumstances, such as to newly hired executives, or to executives promoted into positions eligible for such grants or to retain executives important to the success of the Company.

Hedging/pledging policy

The Company has adopted a policy which prohibits directors and participants in the Company’s long-term incentive plan from engaging in any transactions in which they may profit from short-term speculative swings in the value of the Company’s common stock or pledging the Company’s common stock in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk in owning Company common stock. These individuals may not pledge the Company’s securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as part of a Company incentive plan.

Tax considerations

The CMD Committee considers the deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code in the design of Macy’s compensation programs. Section 162(m) places a limit of $1 million on the amount of compensation that Macy’s may deduct in any one year with respect to the Named Executives (other than the Chief Financial Officer). There is an exception of the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual bonuses, stock option awards and performance-based restricted stock and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. The CMD Committee may elect to provide compensation that is not deductible in order to achieve its compensation objectives. Consequently, portions of the total compensation program may not be deductible under Section 162(m), including the portion of base pay of some of the Named Executives in excess of $1 million, time-based restricted stock and stock credit awards.

Accounting

In its financial statements, Macy’s records salaries and performance-based cash compensation incentives as expenses in the amount paid, or to be paid, to the Named Executives. Accounting rules also require Macy’s to record an expense in its financial statements for equity-based awards, even though equity awards are not paid as cash to employees. Macy’s expenses all equity-based awards in accordance with ASC Topic 718. In evaluating the design of the Company’s variable incentive plans, the CMD Committee considers the accounting costs attributable to alternative approaches to ensure that financial efficiency is maximized. The change from cash-settled stock credits to share-settled performance-based restricted stock units was partially influenced by the CMD Committee’s intention to secure favorable, fixed accounting treatment under ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development (CMD) Committee has reviewed and discussed the Compensation Discussion & Analysis with Macy’s management. Based on the review and discussions referred to above, the CMD Committee recommended to the Board that the Compensation Discussion & Analysis be included in Macy’s Annual Report on Form 10-K and proxy statement.

The foregoing report was submitted by the CMD Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Respectfully submitted,

Meyer Feldberg, Chairperson

Deirdre P. Connelly

Sara Levinson

Joseph Neubauer

Craig E. Weatherup

COMPENSATION OF THE NAMED EXECUTIVES FOR 2010

The following table summarizes the compensation of Macy’s principal executive officer, principal financial officer and the three other most highly compensated executive officers of Macy’s, collectively referred to as the “Named Executives.” In accordance with current SEC disclosure requirements, the amounts in the “Stock Awards” and “Option Awards” columns reflect the grant date values of equity awards. The amounts in these columns and the “Total” column for fiscal 2008 have been restated to conform to the current requirements.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
T. Lundgren	2010	1,500,000	3,617,981	1,240,644	5,252,400	3,119,727	171,840	14,902,592
Chairman, President and Chief Executive Officer	2009	1,500,000	2,393,331	1,456,520	7,000,000	3,244,080	498,556	16,092,487
	2008	1,500,000	9,647,988	2,279,877	900,000	0	496,423	14,824,288

K. Hoguet	2010	800,000	794,990	272,608	1,400,600	704,703	20,493	3,993,844
Chief Financial Officer	2009	800,000	543,005	320,048	2,356,800	983,921	91,651	5,095,425
	2008	800,000	2,119,954	500,961	240,000	0	80,517	3,741,432

T. Cole	2010	975,000	794,990	272,608	1,707,000	947,273	16,509	4,713,380
Chief Administrative Officer	2009	975,000	543,005	320,048	2,872,400	1,504,160	73,369	6,287,982
	2008	975,000	2,119,954	500,961	292,500	0	82,482	3,970,897

J. Grove	2010	975,000	794,990	272,608	1,707,000	895,577	8,352	4,653,527
Vice Chair	2009	975,000	543,005	320,048	2,872,400	1,385,791	39,778	6,136,022
	2008	975,000	2,119,954	500,961	292,500	0	45,133	3,933,548

R. Klein	2010	1,000,000	794,990	272,608	1,750,800	879,481	22,483	4,720,362
Chief Stores Officer	2009	1,000,000	543,005	320,048	2,946,000	1,782,962	50,463	6,642,478

(1)	The amounts in this column for fiscal 2010 reflect the fair value for performance-based restricted stock units determined by using the grant date closing price for the common stock ($20.89 per share), assuming the “target” number of units are earned. Assuming the “maximum” number of units are earned, the grant date fair value amounts would be $5,426,971 for Mr. Lundgren and $1,192,485 for each of the other Named Executives. The amounts in this column for fiscal 2009 reflect the fair value for performance restricted stock units, determined using a Monte Carlo simulation analysis to estimate the total shareholder return ranking of the Company among a 10-company executive compensation peer group over the remaining performance period. The amounts in this column for fiscal 2008 reflect the fair value for restricted stock and stock credits determined by using the grant date closing price for the common stock.

(2)	The amounts in this column reflect the grant date value of stock options determined using the Black-Scholes option pricing model in accordance with ASC Topic 718. See footnote (4) to the 2010 Grants of Plan-Based Awards table for the assumptions used in making this determination.

(3)	Macy’s does not pay above-market interest under its deferred compensation plan, therefore, the amounts reflected in this column relate to pension benefits only. The amounts reflected for fiscal 2010 in this column represent the change in fiscal 2010 in the actuarial present value of accumulated pension benefits under the Company’s cash balance pension plan and supplementary executive retirement plan. The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a unit credit cost method, a 5.40% discount rate and mortality rates under the RP2000CH table projected to January 1, 2015 using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality tables and is based on a blend of Federal Civil Service and Social Security experiences from 1977 through 1993. The increase in the actuarial present value of the pension benefit is mainly attributable to the fact that the discount rate decreased from 5.65% for fiscal 2009 to 5.40% for fiscal 2010. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the plans, and each Named Executive was assumed to live to and retire at the normal retirement age.

(4)	Included in “All Other Compensation” for fiscal 2010 is the incremental cost to Macy’s of the following perquisites made available to the Named Executives:

Name	Aircraft Usage(a) ($)	Car Programs(b) ($)	Gross up(c) ($)	401(k) Matching Contribution ($)	Total
Lundgren	94,881	42,237	33,497	1,225	171,840
Hoguet	0	11,361	7,907	1,225	20,493
Cole	0	11,798	3,486	1,225	16,509
Grove	0	6,454	673	1,225	8,352
Klein	0	9,547	11,711	1,225	22,483

(a)	The amount shown for aircraft usage represents a ratio of flight hours for personal flights divided by total flight hours on all company planes. The ratio was applied against total airplane cost (excluding depreciation, real estate taxes, insurance, rent and other fixed operating costs). For fiscal 2008 and 2009, the formula used by the Company for determining incremental costs included certain fees paid to third party service providers that the Company has since determined are fixed costs. Beginning with fiscal 2010, those fixed costs are no longer included in the incremental cost calculation. Mr. Lundgren’s wife accompanies him on some flights. There are no additional incremental costs associated with her travel on those flights. Beginning with fiscal 2011, the Board has decided to limit the cost to the Company of Mr. Lundgren’s personal use of Company-owned aircraft to $75,000 per year. Mr. Lundgren will reimburse the Company to the extent his personal usage of Company-owned aircraft exceeds $75,000.

•	Total flight hours equal the total number of hours for every flight flown.

•	Flights were deemed business or personal based on the primary purpose for the flight.

•	If a trip was deemed personal, ferry flight hours, if any, were included as personal.

•	If a business trip included an intermediary personal stop, only the difference between a direct flight and the indirect flight was considered personal.

•

If a trip was exclusively personal except for a one-day business stop, all miles were treated as personal less an adjustment for the flight hours to and from the originating airport to the business location.

(b)	For the Named Executives other than Mr. Lundgren, the amount shown reflects the product of (i) the percentage of miles the Named Executive used the vehicle for non-business reasons multiplied by (ii) the actual costs incurred to provide the vehicle, including the costs of the lease, fuel, parking and insurance, reduced by any personal contributions made by the Named Executive. This benefit is being phased out as the current terms of leases expire. For Mr. Lundgren, the amount reflects the costs relating to personal use by Mr. Lundgren of a car and driver service that the Company makes available to him for safety reasons pursuant to the recommendation of a third-party security study. The “All Other Compensation” amounts in fiscal 2009 and 2008 for Mr. Lundgren included both business and personal costs associated with the program. The Company implemented procedures in fiscal 2010 that enabled it to distinguish between the costs associated with his personal use and the costs associated with business use of the car and driver service.

(c)	The amount shown reflects gross up payments made in fiscal 2010 on the additional executive merchandise discount ($53,543 for Mr. Lundgren, $16,824 for Mrs. Hoguet, $7,418 for Mr. Cole, $1,433 for Ms. Grove and $24,917 for Mr. Klein) for purchases made during the period from November 2009 through December 2009. The Company is no longer providing an additional executive merchandise discount or a tax gross up for such merchandise discounts, commencing with purchases made after December 31, 2009. For Mr. Lundgren, the amount shown also includes $8,332 in gross ups for imputed income associated with travel by Mrs. Lundgren on some of his flights on corporate aircraft that were deemed personal for tax reporting purposes, but for which the Company determined had a business purpose.

Plan-Based Awards

The following table sets forth certain information regarding the annual incentive plan and stock options and other equity awards granted during fiscal 2010 to each of the Named Executives.

2010 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date for Equity- Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
Lundgren	Annual Incentive	n/a	600,000	2,250,000
	Performance RSUs	3/19/10					173,192				3,617,981
	Stock Options	3/19/10							169,025	20.89	1,240,644

Hoguet	Annual Incentive	n/a	160,000	600,000
	Performance RSUs	3/19/10					38,056				794,990
	Stock Options	3/19/10							37,140	20.89	272,608

Cole	Annual Incentive	n/a	195,000	731,250
	Performance RSUs	3/19/10					38,056				794,990
	Stock Options	3/19/10							37,140	20.89	272,608

Grove	Annual Incentive	n/a	195,000	731,250
	Performance RSUs	3/19/10					38,056				794,990
	Stock Options	3/19/10							37,140	20.89	272,608

Klein	Annual Incentive	n/a	200,000	750,000
	Performance RSUs	3/19/10					38,056				794,990
	Stock Options	3/19/10							37,140	20.89	272,608

(1)	The Named Executives are eligible for an annual cash incentive award under Macy’s Bonus Plan, which is deemed a “non-equity incentive plan” under SEC rules. The plan provides that the Named Executives are eligible for a bonus award only if EBIT is positive. EBIT is defined to exclude the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. Under the plan, the maximum award a Named Executive may receive for fiscal 2010 is 0.45% of EBIT, or $8,524,080 million for Mr. Lundgren and 0.25% of EBIT, or $4,735,600 million for each of the other Named Executives, subject in all instances to the Bonus Plan’s per-person maximum of $7 million. The CMD Committee may exercise negative discretion to reduce the maximum awards based on the annual incentive award opportunity established for each Named Executive under the Bonus Plan. For a more detailed discussion of the Bonus Plan, see the “Annual Bonus” discussion in “Compensation Discussion & Analysis — How Annual Bonuses and Long-Term Equity Compensation are Awarded.”

(2)	The Named Executives received a grant of performance-based restricted stock units (“Performance RSU”) on March 19, 2010. The Performance RSUs vest over a three-year performance period covering fiscal years 2010-2012. The number of Performance RSUs earned may range from 0% to 150% of the Target award opportunity based on performance against average EBITDA Margin and average ROIC objectives, and subject to attainment of a minimum cumulative EBITDA of $7 billion over the three-year performance period. Performance RSUs that are earned will be paid out as shares of Macy’s common stock, net of required tax withholding. Dividends, if any, paid on the Company’s common stock will be credited to the Named Executives’ Performance RSU accounts as additional restricted stock units and will be paid out as shares of Macy’s common stock at the end of the performance period to the extent that the underlying Performance RSUs to which the dividends relate are earned. See the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — How Annual Bonuses and Long-Term Equity Compensation are Awarded — Long-term equity compensation” and the “Restricted Stock and Restricted Stock Units” discussion in the narrative below.

(3)	The numbers reflected in this column represent the number of stock options granted to the Named Executives in fiscal 2010.

(4)	Stock options were valued as of the grant date using the Black-Scholes option pricing model in accordance with ASC Topic 718, using the following assumptions:

3/19/10 Grant
Dividend yield:	1.0%
Expected volatility:	37.6%
Risk-free interest rate:	2.7%
Expected life:	5.5 Years
Black-Scholes value:	$7.34

Performance RSUs were valued at $20.89 per unit using the closing price of Macy’s common stock on the grant date, assuming the “target” number of units are earned.

Stock Options.    Prior to May 15, 2009, the CMD Committee granted stock options from the 1995 Equity Plan and the 1994 Stock Plan, each of which has been approved by Macy’s shareholders. After shareholders approved the 2009 Omnibus Plan at the 2009 annual meeting, stock options may no longer be granted under the 1995 Equity Plan or the 1994 Stock Plan. Under the 2009 Omnibus Plan, the exercise price of stock options may not be less than the market price of the underlying Macy’s common stock on the grant date (which is defined in the 2009 Omnibus Plan as the closing price of Macy’s common stock on the NYSE on the grant date). Stock options granted by Macy’s vest over time, typically in 25% installments on the first through fourth anniversaries of the grant date, and have ten year terms. Macy’s plans do not provide for the granting of “reload” options and prohibit the repricing of previously granted options.

The stock option agreements for the 2009 Omnibus Plan provide for the accelerated or continued vesting and exercisability under certain circumstances, including as follows:

Event	Accelerated or Continued Vesting	Exercisability
Retirement at age 55-61, with at least 10 years of service.	n/a	Vested options may be exercised until the end of their term.

Retirement at age 62 or over, with at least 10 years of service.	Unvested options continue to vest following retirement.	Options may be exercised until the end of their term.

Death of active employee under age 55 or who has less than 10 years of service.	Unvested options immediately vest.	Options may be exercised until the earlier of the third anniversary of such death or the end of their term.

Death of active employee age 55-61, with at least 10 years of service.	Unvested options immediately vest.	Options that were vested prior to such death may be exercised until the end of their term. Options that vested upon such death may be exercised until the earlier of the third anniversary of such death or the end of their term.

Death of active employee age 62 or over, with at least 10 years of service.	Unvested options immediately vest.	May exercise options until the end of their term.

Event	Accelerated or Continued Vesting	Exercisability
Permanent and total disability of active employee.	Unvested options immediately vest.	May exercise options until the end of their term.

Termination of employment within a specified period following a change in control.	Unvested options immediately vest.	Options may be exercised for up to 90 days following termination if not retirement eligible. If retirement eligible, retirement provisions apply.

The stock option agreements for option grants after May 19, 2006 under the 1995 Equity Plan and the 1994 Stock Plan provide that options become immediately exercisable in full, and remain exercisable until the end of their term, in the event of (i) a change in control of the Company, (ii) the executive’s permanent and total disability, or (iii) the executive’s death following retirement under a Company-sponsored IRS qualified retirement plan at or after attaining age 62 with a minimum of 10 years of service. Unvested options become immediately exercisable in full, and remain exercisable until the earlier of the third anniversary of death or the end of their term if an executive dies while actively employed. Option shares continue to become exercisable following retirement if the executive retires under a Company-sponsored IRS qualified retirement plan at or after attaining the age of 62 with a minimum of 10 years of service. The stock option agreements under all of the Company’s plans provide that options automatically terminate if, among other events, the executive retires under a Company-sponsored IRS qualified retirement plan at or after attaining the age of 55 with a minimum of 10 years of service, is a party to an employment agreement with the Company immediately prior to retirement, and renders personal services to a competing business within one year of the date retirement commenced.

Restricted Stock and Restricted Stock Units.    The CMD Committee grants shares of restricted stock or restricted stock units, referred to as RSUs, from time to time for retention and performance reasons. RSUs represent the right to receive a payment upon or after vesting equal to the market value per share of Macy’s common stock as of the grant date, the vesting date or such other date as determined by the CMD Committee on the date the RSUs are granted. Since May 15, 2009, all restricted stock and RSUs are granted under the 2009 Omnibus Plan. Restricted stock and RSU grants can be either time-based or performance-based. Time-based restricted stock or RSUs will generally be forfeited by the executive if the executive’s employment with Macy’s ends prior to the vesting date. Shares and/or units may vest 100% on the third anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. Time-based restricted stock or RSUs may not fully vest in less than three years. Performance-based restricted stock and RSUs are subject to forfeiture if performance criteria applicable to the shares and/or units are not satisfied and/or if the executive’s employment with Macy’s ends prior to the vesting date. Performance-based restricted stock and RSUs may not fully vest in less than one year. Depending upon satisfaction of the performance criteria, shares and/or units may vest up to 100% on the first anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. To the extent performance criteria are not satisfied, shares and/or units are forfeited.

The Performance RSUs granted to the Named Executives in fiscal 2009, called Founders Awards, that are earned at the end of the three-year performance period will be paid to the Named Executives as shares of Macy’s common stock (net of required tax withholding) within 2 1/2 months following the end of the performance period. The number of Performance RSUs that a Named Executive will earn at the end of the 2009-2011 performance period may vary from zero to 100% based on the Company’s total shareholder return

(TSR) relative to that of the Company’s 10-company executive compensation retail peer group over the performance period, as follows:

Percentage of Performance Restricted Stock Units Earned
If Macy’s TSR is ≤ the 50[h] Percentile of Peer Group TSR	If Macy’s TSR is > the 50th Percentile but ≤ the 66th Percentile of Peer Group TSR	If Macy’s TSR is > the 66th Percentile of Peer Group TSR
0%	75%	100%

The Performance RSUs granted to the Named Executives in fiscal 2010 that are earned at the end of the three-year performance period will be paid to the Named Executives as shares of Macy’s common stock (net of required tax withholding) within 2 1/2 months following the end of the performance period. The number of Performance RSUs that a Named Executive will earn at the end of the 2010-2012 performance period may vary from zero to 150% of the target award, based upon consideration of the Company’s three-year performance relative to average EBITDA Margin and average ROIC goals and subject to achievement of a predetermined minimum required three-year cumulative EBITDA goal.

•

Cumulative EBITDA is defined as earnings before interest, taxes, depreciation and amortization, which is equal to the sum of operating income and depreciation and amortization as reported in the Form 10-K, adjusted to eliminate the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles as applicable.

•	EBITDA Margin is defined as EBITDA divided by Net Sales (defined as owned sales, as presented in the Company’s internal books and records, including the business plan for the performance period).

•

ROIC is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA plus net rent expense (rent expense as reported in the Company’s Form 10-K less the deferred rent amortization related to contributions received from landlords). Total Average Gross Investment is equal to the sum of gross property, plant and equipment, capitalized value of non-capitalized leases, working capital — which includes receivables, merchandise inventories, supplies and prepaid expenses — offset by accounts payable and accrued liabilities, and other assets (each as reported in the Form 10-K or Form 10-Q).

Dividends, if any, paid on the Company’s common stock will be credited to the Named Executives’ Performance RSU accounts as additional restricted stock units and will be paid out as shares of common stock to the extent that the underlying Performance RSUs are earned. In the event of a change in control of the Company, the Performance RSUs will be converted to shares of time-based restricted stock vesting on the third anniversary of the grant date. If the change in control occurs prior to the 24-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity. If the change in control occurs after such 24-month anniversary, the conversion will be based on performance through the date of the change in control. Unvested time-based restricted shares will vest if the Named Executive is terminated by the Company or the continuing entity without “cause” (as defined in the Company’s Change in Control Plan) or if the Named Executive voluntarily terminates employment for “good reason” (as defined in the Change in Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards. See also the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — How Annual Bonuses and Long-Term Equity Compensation are Awarded — Long-term equity compensation.”

Stock Credits.    The CMD Committee authorized a stock credit plan in fiscal 2006 for the fiscal 2006-2007 performance period and in fiscal 2008 for the fiscal 2008-2009 performance period. The CMD Committee granted stock credits to the Named Executives in each of fiscal 2006 and fiscal 2008. It did not grant any stock credits in fiscal 2007 or in fiscal 2009 to the Named Executives. Stock credits issued under these plans were either time-based or performance-based, with performance objectives tied to the Company’s Four Priorities and, with respect to the plan authorized in 2006, to certain merger-related synergies, and with respect to the plan authorized in 2008, to the My Macy’s localization initiative and certain division consolidation synergies.

At the end of a two-year performance period, the CMD Committee evaluates performance against the performance criteria applicable to the stock credits to determine the percent (from 0% to 100%) of the performance-based stock credits earned by the Named Executives. The performance-based stock credits earned by the Named Executives and the time-based stock credits, if any, held by them are then subject to two- and three-year holding periods. The value of one-half of the stock credits, including dividend equivalents paid during the holding period, is paid in cash at the end of the two-year holding period and the value of the other half, including such dividend equivalents, is paid in cash at the end of the three-year holding period. In each case, the value is determined on the basis of the average closing price of Macy’s common stock as reported on the NYSE for the 20 business days preceding the expiration date of the applicable holding period.

With respect to stock credits awarded under the 2006-2007 stock credit plan, following the conclusion of fiscal 2007, the CMD Committee determined that 95% of the “core” performance-based stock credits and 100% of the “merger” performance-based stock credits had been earned by participants, including the Named Executives. Those stock credits and the time-based stock credits awarded to them under the 2006-2007 stock credit plan were subject to two- and three-year holding periods that expired on January 31, 2010 and January 30, 2011, respectively. Payments of the value of the earned 2006-2007 stock credits were made shortly after the end of the January 31, 2010 and January 30, 2011 holding periods, along with the value of dividend equivalents accrued during the holding periods on those stock credits. With respect to stock credits awarded under the 2008-2009 stock credit plan, following the conclusion of fiscal 2009, the CMD Committee determined that 95% of the “core” performance-based stock credits and, where applicable, 97.5% of the My Macy’s/Consolidation performance-based stock credits had been earned by participants, including the Named Executives. These stock credits and the time-based stock credits, if any, awarded under the 2008-2009 stock credit plan are now subject to two- and three-year holding periods that expire on January 29, 2012 and February 3, 2013, respectively.

Participants who leave the Company during a holding period for a grant of stock credits will:

•	forfeit their stock credit balances if they leave the Company voluntarily or if their employment is terminated for cause;

•

receive the stock credits they have earned if they retire at or after age 62 with at least 10 years of vesting service or if they are terminated by Macy’s for other than cause, payable at the same time and in the same manner as payments to actively employed participants;

•

receive a pro-rata payment of their stock credit balance if they retire between the ages of 55 and 62 with at least 10 years of vesting service, payable at the same time and in the same manner as payments to actively employed participants; and

•	receive a lump sum payment of the discounted present value of the total account in case of death or total and permanent disability.

All stock credit balances in the 2008-2009 stock credit plans vest and become immediately payable upon a change in control of the Company. See “Outstanding Equity Interests” below.

Outstanding Equity Interests

The following table sets forth certain information regarding the total number and aggregate value of options, stock credits, restricted stock and restricted stock units held by each of the Named Executives at January 29, 2011. The dollar amount shown for stock credits, restricted stock and restricted stock units is calculated by multiplying the number of stock credits or restricted stock units or shares of restricted stock, as applicable, by the closing price of Macy’s common stock ($22.99) on the last trading day of fiscal 2010.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lundgren	6/08/01	306,976	0	21.5000	6/08/11
	3/22/02	500,000	0	21.3400	3/22/12
	2/24/03	500,000	0	12.7900	2/24/13
	3/26/04	275,000	0	25.0050	3/26/14
	3/25/05	550,000	0	30.5350	3/25/15
	3/24/06	177,352	0	36.2600	3/24/16
	3/01/07	0	500,000	44.6700	3/01/17
	10/26/07	100,500	33,500	46.1500	3/23/17
	3/21/08	153,631	153,630	24.8500	3/21/18
	3/20/09	145,652	436,956	8.7600	3/20/19
	3/19/10	0	169,025	20.8900	3/19/20
						75,000	(2)	1,724,250
						501,807.55	(3)	11,536,556
									666,666	(4)	15,326,651
									173,192	(5)	3,981,684
Hoguet	3/23/01	36,000	0	21.4250	3/23/11
	6/08/01	153,488	0	21.5000	6/08/11
	3/22/02	60,000	0	21.3400	3/22/12
	3/28/03	110,000	0	14.2850	3/28/13
	3/26/04	55,000	0	25.0050	3/26/14
	3/25/05	55,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	7/11/06	125,000	0	36.5100	7/11/16
	3/23/07	22,083	7,361	46.1500	3/23/17
	3/21/08	33,758	33,757	24.8500	3/21/18
	3/20/09	32,005	96,014	8.7600	3/20/19
	3/19/10	0	37,140	20.8900	3/19/20
						110,262.50	(3)	2,534,935
									151,255	(4)	3,477,352
									38,056	(5)	874,907

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Cole	6/08/01	164,930	0	21.5000	6/08/11
	3/22/02	72,000	0	21.3400	3/22/12
	3/26/04	65,000	0	25.0050	3/26/14
	3/25/05	65,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	7/11/06	150,000	0	36.5100	7/11/16
	3/23/07	22,083	7,361	46.1500	3/23/17
	3/21/08	33,758	33,757	24.8500	3/21/18
	3/20/09	32,005	96,014	8.7600	3/20/19
	3/19/10	0	37,140	20.8900	3/19/20
						110,262.50	(3)	2,534,935
									151,255	(4)	3,477,352
									38,056	(5)	874,907
Grove	3/23/01	36,000	0	21.4250	3/23/11
	6/08/01	159,348	0	21.5000	6/08/11
	3/22/02	72,000	0	21.3400	3/22/12
	3/26/04	65,000	0	25.0050	3/26/14
	3/25/05	65,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	7/11/06	150,000	0	36.5100	7/11/16
	3/23/07	22,083	7,361	46.1500	3/23/17
	3/21/08	33,758	33,757	24.8500	3/21/18
	3/20/09	32,005	96,014	8.7600	3/20/19
	3/19/10	0	37,140	20.8900	3/19/20
						110,262.50	(3)	2,534,935
									151,255	(4)	3,477,352
									38,056	(5)	874,907
Klein	3/26/04	65,000	0	25.0050	3/26/14
	3/25/05	65,000	0	30.5350	3/25/15
	3/24/06	38,970	0	36.2600	3/24/16
	3/23/07	22,083	7,361	46.1500	3/23/17
	3/21/08	33,758	33,757	24.8500	3/21/18
	3/20/09	32,005	96,014	8.7600	3/20/19
	3/19/10	0	37,140	20.8900	3/19/20
						6,840	(2)	157,252
						91,068.25	(3)	2,093,659
									151,255	(4)	3,477,352
									38,056	(5)	874,907

(1)	Options vest/vested as follows, with full vesting of options granted prior to 2010 upon a change in control of the Company:

Grant Date	Vesting Schedule
3/23/01	25% on each of 3/23/02, 3/23/03, 3/23/04 and 3/23/05.
6/08/01	100% on 6/01/05.
3/22/02	25% on each of 3/22/03, 3/22/04, 3/22/05 and 3/22/06.
2/24/03	25% on each of 2/24/04, 2/24/05, 2/24/06 and 2/24/07.
3/28/03	25% on each of 3/28/04, 3/28/05, 3/28/06 and 3/28/07.
3/26/04	25% on each of 3/26/05, 3/26/06, 3/26/07 and 3/26/08.
3/25/05	25% on each of 3/25/06, 3/25/07, 3/25/08 and 3/25/09.
3/24/06	25% on each of 3/24/07, 3/24/08, 3/24/09 and 3/24/10.
7/11/06	100% on 7/11/09.
3/01/07	100% on 2/28/11.
3/23/07	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
10/26/07	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
3/21/08	25% on each of 3/21/09, 3/21/10, 3/21/11 and 3/21/12.
3/20/09	25% on each of 3/20/10, 3/20/11, 3/20/12 and 3/20/13.
3/19/10	25% on each of 3/19/11, 3/19/12, 3/19/13 and 3/19/14.

(2)	Time-based restricted stock. For Mr. Lundgren, the shares vested on 2/28/11. For Mr. Klein, the shares vested on 3/21/11.

(3)	Time-based and vested performance-based stock credits. These stock credits are subject to satisfaction of holding periods that expired or will expire as of the following dates:

	1/30/11	1/29/12	2/3/13
Lundgren	130,544.500	185,631.525	185,631.525
Hoguet	28,684.850	40,788.825	40,788.825
Cole	28,684.850	40,788.825	40,788.825
Grove	28,684.850	40,788.825	40,788.825
Klein	28,684.850	31,191.700	31,191.700

See also the “Stock Credits” discussion in the narrative following the 2010 Grants of Plan-Based Awards table.

(4)	Performance RSUs that vest following the conclusion of the three-year fiscal 2009-2011 performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2010 Grants of Plan-Based Awards table.

(5)	Performance RSUs that vest following the conclusion of the three-year fiscal 2010-2012 performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2010 Grants of Plan-Based Awards table and the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis — How Annual Bonuses and Long-Term Equity Compensation are Awarded — Long-term equity compensation”.

The following table sets forth certain information regarding the value realized by each of the Named Executives during fiscal 2010 upon the exercise of stock options, the vesting of restricted stock and the payout in cash of the value of stock credits that vested as of January 30, 2011 under the 2006-2007 stock credit plan.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Lundgren	0	0	130,544.50	3,095,210
Hoguet	10,000	45,750	28,684.85	680,118
Cole	36,000	117,860	28,684.85	680,118
Grove	0	0	28,684.85	680,118
Klein	0	0	35,324.85	817,433

(1)	The amounts “realized” from option exercises reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the Named Executives may keep the shares they acquire upon the exercise of the option (or sell them at different prices), these amounts do not necessarily reflect cash actually realized upon the exercise of those options.

(2)	For Mr. Klein, the number represents 6,640 shares of restricted stock that vested on March 21, 2010 and 28,684.85 stock credits from the 2006-2007 stock credit plan for which the holding period expired and which were paid out in cash. For the other Named Executives, the number represents stock credits from the 2006-2007 stock credit plan for which the holding period expired and which were paid out in cash. In addition to the amounts shown, the Named Executives also received the following amounts with respect to dividend equivalents accrued on the stock credits during the holding period: Mr. Lundgren, $195,913 and Mrs. Hoguet, Mr. Cole, Ms. Grove and Mr. Klein, $43,048 each. See also the “Stock Credits” discussion in the narrative following the 2010 Grants of Plan-Based Awards table.

Post Retirement Compensation

Retirement Plans

Macy’s retirement program, referred to as the Retirement Program, consists of defined benefit plans and a defined contribution plan. As of January 1, 2011, approximately 115,000 active employees, including the Named Executives, participated in the Retirement Program.

Defined Benefit Plans.    Macy’s has two defined benefit plans covering the Named Executives — a cash account pension plan, referred to as the CAPP, and a supplementary executive retirement plan, referred to as the SERP. The following table shows the actuarial present value of each of the Named Executive’s accumulated benefit under each plan, calculated as of the end of fiscal 2010. Macy’s determined the present value using the same assumptions used for financial reporting purposes — a unit credit cost method, a 5.40% discount interest rate, and a normal retirement age of 65 (as defined by the plans).

2010 PENSION BENEFITS

Name	Plan Name	Number of years of credited service (#)	Present Value of Accumulated Benefit ($)
Lundgren	CAPP	29	231,886
	SERP	29	13,311,029
Hoguet	CAPP	28	281,061
	SERP	28	3,337,999
Cole	CAPP	38	553,169
	SERP	38	7,194,813
Grove	CAPP	37	481,223
	SERP	37	6,353,493
Klein	CAPP	35	300,377
	SERP	35	8,149,838

Cash Account Pension Plan.    Employees who become eligible for participation or reinstatement prior to January 1, 2012 are eligible to participate in the CAPP. Under the CAPP, a participant retiring at a normal retirement age is eligible to receive the amount credited to his or her pension account or monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of:

•

an opening cash balance for participants in the plan at December 31, 1996, equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan;

•	pay credits (generally, a percentage of eligible compensation credited annually based on length of service); and

•	interest credits (credited quarterly, based on the 30-Year Treasury Bond rate for the November prior to each calendar year, with a guaranteed minimum rate of 5.25%).

In addition, if a participant had attained at least age 55 and had completed 10 or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996. Approximately 30,000 active employees participate in the May Retirement Plan component of the CAPP. These participants have their accrued benefit determined under a “career average” pension formula.

Supplementary Executive Retirement Plan.    To allow the Retirement Program to provide benefits based on a participant’s total compensation, Macy’s adopted the SERP, which is a nonqualified unfunded plan. All benefits under the SERP are payable out of the general corporate assets of Macy’s. It provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Macy’s Executive Deferred Compensation Plan, referred to as the EDCP, in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the CAPP, the participant’s Prior Plan Credits (defined below) and Social Security benefits. As of January 1, 2011, approximately 540 employees were eligible to receive benefits under the terms of the SERP. Macy’s has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law. Approximately 90 executives who participate in the May Retirement Plan component of the CAPP have their supplementary retirement benefit determined under a different formula that uses different offsets.

Eligible compensation for this purpose includes amounts reflected in the 2010 Summary Compensation Table under the headings “Salary” and “Non-Equity Incentive Plan Compensation” but excludes amounts reflected in other columns of the table and excludes bonus amounts that exceed 100% (228% for Mr. Lundgren) of salary.

In addition to the CAPP and the SERP, Macy’s Retirement Program includes a defined contribution plan, the Macy’s 401(k) Retirement Investment Plan (the “401(k) Plan”). The 401(k) Plan permits executives to contribute up to 8% of compensation (up to maximum amounts established from time to time by the Internal Revenue Code) each year. Macy’s matches contributions of up to 5% of eligible compensation each year. In December 2009, Macy’s announced that it had amended the 401(k) Plan to provide that the matching rate for calendar 2010 would be 10% of matchable contributions. In August 2010, the Company decided to further amend the 401(k) Plan to provide (i) that the matching rate for calendar 2011 and thereafter for participants currently participating or who become eligible to participate in the 401(k) Plan prior to January 1, 2012 will be 10% of matchable contributions and (ii) that the matching rate for calendar 2012 and thereafter for employees who become eligible for participation or reinstatement in the 401(k) Plan on or after January 1, 2012 (all of whom are not eligible to participate in the CAPP) will be 50% of matchable contributions.

An executive may choose any of several investment funds for investment of the executive’s balances, and may change those elections daily. Benefits may be paid out at termination of employment. Executives may borrow portions of their investment balances while employed. Company contributions to the Named Executives under the 401(k) Plan are reported in the “All Other Compensation” column of the 2010 Summary Compensation Table.

Prior to the adoption of the 401(k) Plan, Macy’s primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Prior Plan Credits”) which accrued prior to the adoption of the 401(k) Plan continue to be maintained and invested as a part of the 401(k) Plan until retirement, at which time they are distributed.

Non-qualified Deferred Compensation Plans

Macy’s provides the opportunity for executives to defer compensation through the Executive Deferred Compensation Plan, referred to as the EDCP. Under the EDCP, eligible executives may elect to defer a portion of their compensation each year as either stock credits or cash credits. Stock credit accounts reflect common stock equivalents and dividend equivalents. Common stock equivalents are the number of full shares of Macy’s common stock for each calendar quarter that could be purchased based on the dollars deferred, and dividend equivalents are determined by multiplying the dividends payable upon a share of common stock to a shareholder of record during such calendar quarter by the number of stock equivalents in the participant’s stock credit account at the beginning of each quarter, less the number of shares distributable or withdrawn during each quarter in which the credit is being made. Total value of the stock credits is determined at the end of each quarter based on the closing price of the Company’s common stock as of the last day of the quarter. Cash credit accounts reflect dollars deferred plus interest equivalents determined by applying to 100% of such participant’s cash credits at the beginning of each quarter, less amounts distributable or withdrawn during such quarter, an interest rate equal to one quarter of the interest rate payable on U.S. 5-year Treasury Notes as of the last day of each quarter. Deferred compensation is distributed in the fiscal year following the fiscal year in which termination of employment occurs.

2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Lundgren	EDCP	0	0	0	0	0
Hoguet	EDCP	0	0	0	0	0
Cole	EDCP	0	0	369	0	42,692
Grove	EDCP	0	0	2,679	0	309,652
Klein	EDCP	0	0	2,650	0	306,342

(1)	These amounts are not included in the Summary Compensation Table.

(2)	The compensation deferred by Mr. Cole, Ms. Grove and Mr. Klein is deferred as stock credits. The portion of the aggregate balance that is attributable to their contributions was deferred in years prior to those reported in the 2010 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Termination Payments under Employment Agreements

Upon certain types of terminations of employment (other than a termination following a change in control of the company, which is addressed below) severance benefits may be paid to the Named Executives. Until the expiration of the current terms of their employment agreements, the severance benefits payable to each of the Named Executives are addressed in their employment agreements, and they would receive the benefits provided under those agreements. The Company is discontinuing the use of employment agreements at the end of their current terms. Once their employment agreements expire, the Named Executives other than Ms. Grove will participate in the Company’s Executive Severance Plan (ESP). Ms. Grove is not eligible to participate in the ESP since she is retiring shortly after the end of the term of her employment agreement. See the “Severance Benefits” discussion in “Compensation Discussion & Analysis — Other Benefits and Programs Under the Executive Compensation Program.”

Mr. Terry Lundgren.    In March 2007, Macy’s entered into an employment agreement with Mr. Lundgren with an expiration date of February 28, 2011. The employment agreement provided that if Macy’s terminated his employment for reasons other than “cause” or if Mr. Lundgren terminated his employment for “good reason” he would be entitled to receive all salary and target annual bonuses until the expiration of the employment agreement.

Under the terms of his agreement, “cause” was defined generally to include willful and material breaches of duties, habitual neglect of duties, or the final conviction of a felony. Generally, “cause” does not include bad judgment or negligence, any act or omission believed by Mr. Lundgren in good faith to have been in or not opposed to the interests of Macy’s or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Lundgren met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the State of Delaware.

Under the employment agreement, “good reason” was defined generally to include assignment of any duties materially inconsistent with Mr. Lundgren’s position, authority, duties or responsibilities, or any other action by Macy’s which results in a material diminution in such position, authority, duties or responsibilities, any material failure by Macy’s to comply with any of the provisions of the agreement, failure of Mr. Lundgren to be reelected Chairman of the Board of Macy’s or to be reelected to membership on the Board, or any purported termination by Macy’s of Mr. Lundgren’s employment otherwise than as expressly permitted by the agreement.

In addition, Mr. Lundgren’s agreement contained non-compete, non-solicitation and mitigation clauses.

Other Named Executives.    Mr. Klein’s employment agreement expired on June 30, 2010. The terms of the employment agreements of the other Named Executives expire as follows:

Name	Expiration Date
Hoguet	June 30, 2011
Cole	June 30, 2011
Grove	June 30, 2011

The agreements provide that in the event that Macy’s terminates the executive other than for “cause” the executive would be entitled to receive base salary until the end of the term of the agreement. The term “cause” has the same definition as previously described above in the discussion of Mr. Lundgren’s agreement. In addition, the agreements contain similar non-compete, non-solicitation and mitigation clauses.

Termination Payments under Executive Severance Plan

On October 23, 2009, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved the Executive Severance Plan, referred to as the ESP. The ESP replaces individual employment agreements when they expire at the end of their current terms. Each of the Named Executives other than Ms. Grove has elected to participate in the ESP. Ms. Grove is not eligible to participate in the ESP since she is retiring shortly following the end of the term of her employment agreement.

To be eligible to participate in the ESP, generally a person must be an employee of the Company or one of its subsidiaries, divisions or controlled affiliates with a position at, equivalent to or above General Merchandise Manager or Senior Vice President and must sign a non-compete, non-solicitation and confidential information agreement (the “restrictive covenant agreement”). Pursuant to the restrictive covenant agreement, the executive would agree, among other things, not to engage in specified activities in competition with the Company following termination of employment. The non-competition period would extend for a period of two years if the executive voluntarily terminates his or her employment or is involuntarily terminated by the Company for cause (as defined in the ESP). Except as described below with respect to Mr. Lundgren, the non-competition period would not apply if the executive is involuntarily terminated without cause. Mr. Lundgren has elected to sign a restrictive covenant agreement that provides that the non-competition period would apply to him even if he is involuntarily terminated by the Company without cause. In addition to the non-competition requirement, the restrictive covenant agreement provides that participants will not solicit the Company’s employees for two years following termination of employment and will preserve the confidentiality of the Company’s confidential information. Eligible executives who elect not to participate in the ESP will be covered by the Company’s basic severance plan once their current employment agreement terms expire.

Under the ESP, upon (a) a voluntary termination of his employment by Mr. Lundgren if the Company fails to name him as the Company’s Chief Executive Officer or (b) an involuntary termination of his employment by the Company for reasons other than for cause (as defined in the ESP), Mr. Lundgren would be entitled to receive a lump sum severance payment equal to 54 months of base salary. In the event of an involuntary termination of his employment by the Company during the transition period before his employment agreement terminated on February 28, 2011, Mr. Lundgren (i) would have been entitled to continue to receive semi-monthly severance payments equal to base salary and target bonus through the remaining term of his employment agreement and (ii) if the ESP would have provided a greater severance payment, Mr. Lundgren would have received a lump sum payment upon termination equal to the excess of the benefit he would have received under the ESP over the amounts payable to him pursuant to his employment agreement.

Under their current employment agreements, upon an involuntary termination of their employment by the Company, Mrs. Hoguet and Mr. Cole would be entitled to continue to receive semi-monthly severance payments equal to base salary through the end of the terms of their employment agreements. Mr. Klein’s employment agreement expired on June 30, 2010. Under the ESP, upon involuntary termination of their employment for reasons other than a termination by the Company for cause, each of Mrs. Hoguet, Mr. Cole and Mr. Klein would be entitled to receive a lump sum severance payment equal to 24 months of base salary. In the event of an involuntary termination of their employment by the Company during the transition period before their employment agreements terminate, Mrs. Hoguet and Mr. Cole (i) would be entitled to continue to receive semi-monthly severance payments equal to base salary for the remaining term of their respective employment agreements and (ii) if the ESP would have provided a greater severance payment, they would receive a lump sum payment upon termination equal to the excess of the benefit they would have received under the ESP over the amounts payable to them pursuant to their employment agreements.

Termination Payments under Change-in-Control Plan

Effective November 1, 2009, Macy’s adopted a Change in Control Plan, referred to as the CIC Plan, covering, among other participants, each of the Named Executives. The CIC Plan replaced the Company’s individual change-in-control agreements, which expired as of November 1, 2009.

Under the CIC Plan, each of the Named Executives could be entitled to certain severance benefits following a change in control of Macy’s. If, within the two years following a change in control, the Named Executive is terminated for any reason, other than death, disability or for cause, or if the Named Executive terminates his or her employment for “good reason,” then the Named Executive is entitled to:

•	a cash severance payment (generally paid in the form of a lump sum) that will be equal to two times the sum of:

•	his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and

•

the average annual bonus (if any) received for the three full fiscal years preceding the change in control (or, the “target” annual bonus for the year in which the change in control occurs if the change in control occurs prior to November 1, 2012); plus

•	a lump sum payment of any stock credit awards earned under Macy’s 2008-2009 stock credit plan; plus

•	a lump sum payment of an annual bonus for the year of termination, at target, prorated to the date of termination (this feature applies to all executives in the Bonus Plan); plus

•

release of any restrictions on restricted stock or restricted stock units, including performance-based awards, upon the change in control (this feature applies to all participants with awards granted under the 1995 Equity Plan or the 1994 Stock Plan) or upon termination following the change in control (this feature applies to all participants with awards granted under the 2009 Omnibus Plan); plus

•

acceleration of any unvested stock options upon the change in control (this feature applies to all participants with stock options granted under the 1995 Equity Plan or the 1994 Stock Plan) or upon termination following the change in control (this feature applies to all participants with stock options granted under the 2009 Omnibus Plan); plus

•	a lump sum payment of all deferred compensation (this feature applies to all participants in the deferred compensation plan); plus

•

payment of all retirement, supplementary retirement and 401(k) benefits upon termination or retirement in accordance with any previously selected distribution schedule (this feature applies to all participants in the retirement, supplementary retirement and 401(k) plans); plus

•	a retiree discount for life if at least 55 years of age with 15 years of vesting service at termination (this feature applies generally to all associates).

In addition to the above amounts, the Named Executive would be entitled to an additional severance benefit equal to the value of the excess (if any) of (i) the lump sum value of his or her retirement benefits determined as if he or she had earned an additional two years of service, over (ii) the lump sum value of his or her retirement benefits determined as of the date of termination.

If the Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she would be entitled to an additional “noncompetition” severance benefit at the end of the one-year period equal to:

•

a lump sum payment equal to one times (i) his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and (ii) the average annual bonus (if any) received for the three full fiscal years preceding the change in control (or, “target” bonus for the fiscal year in which the change in control occurs if the change in control occurs prior to November 1, 2012); plus

•

the value of the excess (if any) of (i) the lump sum value of his or her retirement benefits determined as if he or she had earned an additional one year of service, over (ii) the lump sum value of his or her retirement benefits determined as of the date of termination.

All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by Section 409A of the Internal Revenue Code.

A “change in control” occurs in any of the following events:

•	a person has become the beneficial owner of securities representing 30% or more of the combined voting power of Macy’s; or

•

individuals who, on the effective date of the CIC Plan, constitute the directors of Macy’s or whose election as a director after such effective date was approved by at least two-thirds of the directors as of the effective date cease for any reason to constitute at least a majority of the Board; or

•

consummation of a reorganization, merger or consolidate or sale or other disposition of all or substantially all of the assets of the Company and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the other corporation immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy’s immediately prior to the transaction; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

A change in control will not occur under the first bullet point above if the acquisition of stock is directly from the Company and has been approved by the Board or if Macy’s, an entity controlled by Macy’s or an employee benefit plan of Macy’s or any entity controlled by Macy’s discloses that it beneficially owns securities, whether more than 30% or otherwise.

“Good reason” under the CIC Plan means:

•	a material diminution in the executive’s base compensation; or

•	a material diminution in the executive’s authority, duties or responsibilities; or

•	a material change in the geographic location at which the executive must perform services to the Company; or

•	any other action or inaction that constitutes a material breach by Macy’s of an agreement under which the executive provides services.

The cash severance benefit payable under the CIC Plan would be reduced by all amounts actually paid by Macy’s to the executive pursuant to any other employment or severance agreement or plan to which the executive and Macy’s are parties or in which the executive is a participant. In addition, the severance benefits under the CIC Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

The following tables summarize the amounts payable to the Named Executives upon termination under certain circumstances, assuming that:

•	the executive’s employment terminated January 29, 2011;

•	the executive’s salary continues as it existed on January 29, 2011;

•	the executive’s employment agreement and the term of the employment agreement as of January 29, 2011 applies;

•	the CIC Plan applies; and

•	the stock price for Macy’s common stock is $22.99 per share (the closing price as of the last business day of fiscal 2010).

Payments and Benefits upon Termination as of the end of Fiscal 2010 ($)

Lundgren	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary and target bonus (to the end of contract term)	0	312,500	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	7,500,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	3,750,000	0	0
Additional excess ESP cash severance benefit	0	6,437,500	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	0	0	0	6,572,836	6,572,836	6,572,836
b. Vesting of time-based restricted stock	0	1,724,250	0	1,724,250	1,724,250	1,724,250
c. Vesting of unvested stock credits	0	2,773,985	0	2,773,985	2,773,985	2,773,985
d. Vesting of performance RSUs	10,217,768	10,217,768	0	19,308,335	11,544,996	11,544,996
Retirement benefits	0	0	0	410,825	0	0

Total of severance and accelerated benefits:	10,217,768	21,466,003	0	42,040,231	22,616,067	22,616,067

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	8,455,022	8,455,022	0	8,455,022	8,455,022	8,455,022
b. Previously vested stock credits	8,856,563	8,856,563	0	8,856,563	8,856,563	8,856,563
Non-equity based incentive award (2010 bonus)	5,252,400	5,252,400	5,252,400	5,252,400	5,252,400	5,252,400
Vested cash balance pension benefit	232,589	232,589	232,589	232,589	232,589	232,589
Vested 401(k) plan balance	352,251	352,251	352,251	352,251	352,251	352,251
Vested supplementary retirement plan benefit	11,417,728	11,417,728	11,417,728	11,417,728	11,417,728	11,417,728
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	0	0	0	0	0	0

Total of previously vested equity and benefits:	34,566,553	34,566,553	17,254,968	34,566,553	34,566,553	34,566,553

Full “Walk-Away” Value:	44,784,321	56,032,556	17,254,968	76,606,784	57,182,620	57,182,620

Hoguet	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary (to the end of contract term)	0	333,333	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	2,800,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,400,000	0	0
Additional excess ESP cash severance benefit	0	1,266,667	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options(a)	0	474,925	0	1,444,273	1,444,273	1,444,273
b. Vesting of time-based restricted stock	0	0	0	0	0	0
c. Vesting of unvested stock credits	0	609,528	0	609,528	609,528	609,528
d. Vesting of performance RSUs	0	0	0	4,352,260	2,609,871	2,609,871
Retirement benefits	0	0	0	238,985	0	0

Total of severance and accelerated benefits:	0	2,684,453	0	10,845,046	4,663,672	4,663,672

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	1,797,018	1,797,018	0	1,797,018	1,797,018	1,797,018
b. Previously vested stock credits	680,118	1,946,060	0	1,946,060	1,946,060	1,946,060
Non-equity based incentive awards (2010 bonus)	1,400,600	1,400,600	1,400,600	1,400,600	1,400,600	1,400,600
Vested cash balance pension benefit	280,629	280,629	280,629	280,629	280,629	280,629
Vested 401(k) plan balance	701,776	701,776	701,776	701,776	701,776	701,776
Vested supplementary retirement plan benefit	2,781,305	2,781,305	2,781,305	2,781,305	2,781,305	2,781,305
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	0	0	0	0	0	0

Total of previously vested equity and benefits:	7,641,446	8,907,388	5,164,310	8,907,388	8,907,388	8,907,388

Full “Walk-Away” Value:	7,641,446	11,591,841	5,164,310	19,752,434	13,571,060	13,571,060

Cole	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary (to the end of contract term)	0	406,250	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,412,500	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,706,250	0	0
Additional excess ESP cash severance benefit	0	1,543,750	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	(1)	(1)	0	1,444,273	1,444,273	1,444,273
b. Vesting of time-based restricted stock	0	0	0	0	0	0
c. Vesting of unvested stock credits	609,528	609,528	0	609,528	609,528	609,528
d. Vesting of performance RSUs	2,609,871	2,609,871	0	4,352,260	2,609,871	2,609,871
Retirement benefits	0	0	0	122,343	0	0

Total of severance and accelerated benefits:	3,219,399	5,169,399	0	11,647,154	4,663,672	4,663,672

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	819,977	819,977	0	819,977	819,977	819,977
b. Previously vested stock credits	1,946,060	1,946,060	0	1,946,060	1,946,060	1,946,060
Non-equity based incentive awards (2010 bonus)	1,707,000	1,707,000	1,707,000	1,707,000	1,707,000	1,707,000
Vested cash balance pension benefit	551,160	551,160	551,160	551,160	551,160	551,160
Vested 401(k) plan balance	1,100,081	1,100,081	1,100,081	1,100,081	1,100,081	1,100,081
Vested supplementary retirement plan benefit	6,433,929	6,433,929	6,433,929	6,433,929	6,433,929	6,433,929
Post-retirement medical/life benefits	153,415	153,415	153,415	153,415	153,415	153,415
Deferred compensation balance, previously vested	42,692	42,692	42,692	42,692	42,692	42,692

Total of previously vested equity and benefits:	12,754,314	12,754,314	9,988,277	12,754,314	12,754,314	12,754,314

Full “Walk-Away” Value:	15,973,713	17,923,713	9,988,277	24,401,468	17,417,986	17,417,986

(1)	Because Mr. Cole is over age 62, his unvested stock options would continue to vest following a voluntary termination or an involuntary termination without cause pursuant to the retirement provisions of his stock option agreements.

Grove	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary (to the end of contract term)	0	406,250	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,412,500	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,706,250	0	0
Equity Based incentive award
a. Vesting of unvested stock options	0	474,925	0	1,444,273	1,444,273	1,444,273
b. Vesting of time-based restricted stock	0	0	0	0	0	0
c. Vesting of unvested stock credits	0	609,528	0	609,528	609,528	609,528
d. Vesting of performance RSUs	2,318,235	2,318,235	0	4,352,260	2,609,871	2,609,871
Retirement benefits	0	0	0	0	0	0

Total of severance and accelerated benefits:	2,318,235	3,808,938	0	11,524,811	4,663,672	4,663,672

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	868,000	868,000	0	868,000	868,000	868,000
b. Previously vested stock credits	1,946,060	1,946,060	0	1,946,060	1,946,060	1,946,060
Non-equity based incentive awards (2010 bonus)	1,707,000	1,707,000	1,707,000	1,707,000	1,707,000	1,707,000
Vested cash balance pension benefit	479,710	479,710	479,710	479,710	479,710	479,710
Vested 401(k) plan balance	525,374	525,374	525,374	525,374	525,374	525,374
Vested supplementary retirement plan benefit	5,585,999	5,585,999	5,585,999	5,585,999	5,585,999	5,585,999
Post-retirement medical/life benefits	139,219	139,219	139,219	139,219	139,219	139,219
Deferred compensation balance previously vested	309,652	309,652	309,652	309,652	309,652	309,652

Total of previously vested equity and benefits:	11,561,014	11,561,014	8,746,954	11,561,014	11,561,014	11,561,014

Full “Walk-Away” Value:	13,879,249	15,369,952	8,746,954	23,085,825	16,224,686	16,224,686

Klein	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Salary (to the end of contract term)	0	0	0	0	0	0
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,500,000	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,750,000	0	0
ESP cash severance benefit	0	2,000,000	0	0	0	0
Equity Based incentive awards
a. Vesting of unvested stock options	0	0	0	1,444,273	1,444,273	1,444,273
b. Vesting of time-based restricted stock	0	0	0	157,252	157,252	157,252
c. Vesting of unvested stock credits	0	466,113	0	466,113	466,113	466,113
d. Vesting of performance RSUs	2,318,235	2,318,235	0	4,352,260	2,609,871	2,609,871
Retirement benefits	0	0	0	0	0	0

Total of severance and accelerated benefits:	2,318,235	4,784,348	0	11,669,898	4,677,509	4,677,509

Previously vested equity and benefits
Equity Based incentive awards
a. Previously vested stock options	455,431	455,431	0	455,431	455,431	455,431
b. Previously vested stock credits	1,648,199	1,648,199	0	1,648,199	1,648,199	1,648,199
Non-equity based incentive award (2010 bonus)	1,750,800	1,750,800	1,750,800	1,750,800	1,750,800	1,750,800
Vested cash balance pension benefit	298,375	298,375	298,375	298,375	298,375	298,375
Vested 401(k) plan balance	533,076	533,076	533,076	533,076	533,076	533,076
Vested supplementary retirement plan benefit	7,212,071	7,212,071	7,212,071	7,212,071	7,212,071	7,212,071
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	306,342	306,342	306,342	306,342	306,342	306,342

Total of previously vested equity and benefits:	12,204,294	12,204,294	10,100,664	12,204,294	12,204,294	12,204,294

Full “Walk-Away” Value:	14,522,529	16,988,642	10,100,664	23,874,192	16,881,803	16,881,803

Philanthropic Matching Gift Program

Macy’s employees, including the Named Executives, and retired employees may participate in the matching philanthropic gift program of the Macy’s Foundation. Under this program, the Macy’s Foundation will match up to a total of $22,500 in gifts made by the employee to approved charities in any calendar year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Macy’s directors and executive officers, and certain persons who beneficially own more than 10% of the common stock outstanding, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Macy’s with copies of all Section 16(a) reports they file.

To Macy’s knowledge, based solely on a review of the copies of reports furnished to Macy’s and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2010, all reports required by Section 16(a) of the Exchange Act to be filed by the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding to report transactions in securities were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

POLICY ON RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy for approval of transactions in which Macy’s was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Director, executive officer or 5% or greater shareholder (or any immediate family member of any such person) has a direct or indirect material interest (“Related Person Transaction”). In addition to the requirements described above, the policy includes a list of categories of transactions identified by the Board as having no significant potential for actual or apparent conflict of interest or improper benefit to a person, and thus are not subject to review by the NCG Committee. These excluded transactions include, among other items, ordinary course transactions with other entities and charitable contributions that do not exceed certain dollar thresholds. A copy of this policy is available on the Company’s website at www.macysinc.com/investors/governance. In addition, Directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire that is designed to identify Related Person Transactions and both actual and potential conflicts of interest. Macy’s also makes appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of these individuals also serve as directors or executive officers. See “Further Information Concerning the Board of Directors — Director Independence.” Macy’s general counsel reviews any identified transactions and determines, based on the facts and circumstances, whether the Director or executive officer has a direct or indirect material interest in the transaction. If he determines that the individual has a direct or indirect material interest in a transaction he brings the matter to the attention of the NCG Committee for further review. Based upon records available to the Company, there were no Related Person Transactions in fiscal 2010.

In addition, under its Non-Employee Director Code of Business Conduct and Ethics and its Code of Conduct, Macy’s requires all employees, including its officers and Non-Employee Directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion, including by having a financial interest in suppliers. Any circumstances that may compromise their ability to perform independently must be disclosed to Macy’s general counsel, or in the case of the Named Executives and the Non-Employee Directors, must be disclosed to the chair of the NCG Committee.

REPORT OF THE AUDIT COMMITTEE

The Board has adopted a written Audit Committee Charter. All members of the Audit Committee are independent, as defined in Sections 303A.06 and 303A.07 of the NYSE’s listing standards.

The Audit Committee has reviewed and discussed with Macy’s management and KPMG LLP the audited financial statements of Macy’s contained in Macy’s Annual Report to shareholders for fiscal 2010. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Macy’s Annual Report on Form 10-K for fiscal 2010 filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Joseph Neubauer, Chairperson

Stephen F. Bollenbach

Joyce M. Roché

Marna C. Whittington

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Proposals for the 2012 Annual Meeting.    You may submit proposals on matters appropriate for shareholder action at Macy’s annual shareholders’ meetings in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in Macy’s proxy materials relating to its 2012 annual meeting of shareholders, you must satisfy all applicable requirements of Rule 14a-8 and Macy’s must receive such proposals no later than December 13, 2011.

Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that shareholders intending to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of Macy’s not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Macy’s by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise at least 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy’s not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the shareholder set forth a description of the business to be brought before the meeting and certain information concerning the shareholder proposing such business, including such shareholder’s name and address, the class and number of shares of Macy’s capital stock that are owned beneficially by such shareholder and any material interest of such shareholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors — Director Nominations by Shareholders.”

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

The cost of preparing, assembling and mailing the proxy material will be borne by Macy’s. Macy’s Annual Report for fiscal 2010, which is being mailed to the shareholders with this proxy statement, is not to be regarded as proxy soliciting material. Macy’s may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Macy’s, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Macy’s will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Macy’s has engaged the firm of Georgeson, Inc., of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Macy’s will not substantially exceed $9,000.

March 30, 2011

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED

PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE

ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE

ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO

POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT

SERVICES BY OUTSIDE AUDITORS

I.	Authority to Approve Non-Audit Services

Except as noted below, the Audit Committee (the “Committee”) will approve in advance all permitted non-audit services1 (the “Permitted NAS”).

A.  The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.

B.  Pre-approval is not required for any Permitted NAS if:

1.  the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Macy’s to its auditors during the fiscal year in which the Permitted NAS are provided;

2.  the Permitted NAS were not recognized at the time of the auditor’s engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is performed by the outside auditor after the engagement is approved); and

3.  the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.	Disclosure of Permitted Non-Audit Services in Outside Auditor’s Engagement Letter

A.  The Committee is to receive an itemization in the outside auditor’s engagement letter of Permitted NAS that the outside auditors propose to deliver to Macy’s during the course of the year covered by the engagement and contemplated at the time of the engagement.

1.  In its submissions to management covering its proposed engagement the outside auditors are to include a statement that the delivery of Permitted NAS will not impair the independence of the outside auditors.

B.  Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.

1 The nine categories of prohibited non-audit services are: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

A-1

1.  The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the “Qualifying Factors”) set out below.

•	Whether the service is being performed principally for the Audit Committee;

•	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Macy’s financial reporting process;

•	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Macy’s business and operations;

•	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor’s role;

•	Whether the outside audit firm’s personnel would be assuming a management role or creating a mutuality of interest with Macy’s management;

•	Whether the outside auditors, in effect, would be auditing their own numbers;

•	Whether the project must be started and completed very quickly;

•	Whether the outside audit firm has unique expertise in the service;

•	Whether the service entails the outside auditor serving in an advocacy role for Macy’s; and

•	The size of the fee(s) for the non-audit service(s).

III.	Annual Assessment of Policy

The Committee will determine on an annual basis whether to amend this policy.

A-2

Appendix B

PROPOSED AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MACY’S, INC.

The text indicated by strike-through will be deleted if shareholders approve Item 3 to amend the Company’s Amended and Restated Certificate of Incorporation.

TEXT OF ARTICLE SEVENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION:

SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 16 and will be fixed from time to time in the manner described in the By-Laws of the Company. Directors shall be elected at each annual meeting of stockholders for a term expiring at the next following annual meeting of stockholders. ~~In each case, Directors shall be elected by plurality vote of all votes cast at such meeting and shall hold office until his or her successor has been elected and qualified.~~ Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors.

B-1

MACY’S, INC. 7 WEST 7TH STREET CINCINNATI, OH 45202-2471

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2011. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 19, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31340-P09195	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MACY’S INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote “For” the Following Nominees:
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:
	01) Stephen F. Bollenbach	06) Joseph Neubauer
	02) Deirdre P. Connelly	07) Joseph A. Pichler
	03) Meyer Feldberg	08) Joyce M. Roché
	04) Sara Levinson	09) Craig E. Weatherup
	05) Terry J. Lundgren	10) Marna C. Whittington			The Board of Directors Recommends a Vote “For” Item 4.		For	Against	Abstain
The Board of Directors Recommends a Vote “For” Item 2.		For	Against	Abstain	4.	Advisory vote on executive compensation.	☐	☐	☐
2.	The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	☐	☐	The Board of Directors Recommends a Vote of 1 Year on Item 5.	1 Year	2 Years	3 Years	Abstain
The Board of Directors Recommends a Vote “For” Item 3.					5.	Advisory vote on the frequency of the vote on executive compensation. ☐	☐	☐	☐
3.	The proposed approval of an amendment of the Company’s Amended and Restated Certificate of Incorporation	☐	☐	☐	6.	In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4 and for a frequency of 1 Year on Item 5. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For purposes of the 2011 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box below and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M31341-P09195

MACY’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2011

The undersigned Stockholder(s) hereby appoint(s) Meyer Feldberg and Marna C. Whittington, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macy’s, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 20, 2011, at the Macy’s, Inc. corporate offices located at 7 West 7th Street, Cincinnati, Ohio 45202, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 4, AND FOR A FREQUENCY OF ONE YEAR ON ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MACY’S, INC. 7 WEST 7TH STREET CINCINNATI, OH 45202-2471

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2011. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 18, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31342-P09195	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MACY’S INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote “For” the Following Nominees:
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:
	01) Stephen F. Bollenbach	06) Joseph Neubauer
	02) Deirdre P. Connelly	07) Joseph A. Pichler
	03) Meyer Feldberg	08) Joyce M. Roché
	04) Sara Levinson	09) Craig E. Weatherup
	05) Terry J. Lundgren	10) Marna C. Whittington			The Board of Directors Recommends a Vote “For” Item 4.		For	Against	Abstain
The Board of Directors Recommends a Vote “For” Item 2.		For	Against	Abstain	4.	Advisory vote on executive compensation.	☐	☐	☐
2.	The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	☐	☐	The Board of Directors Recommends a Vote of 1 Year on Item 5.	1 Year	2 Years	3 Years	Abstain
The Board of Directors Recommends a Vote “For” Item 3.					5.	Advisory vote on the frequency of the vote on executive compensation. ☐	☐	☐	☐
3.	The proposed approval of an amendment of the Company’s Amended and Restated Certificate of Incorporation.	☐	☐	☐	6.	In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4 and for a frequency of 1 Year on Item 5. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For purposes of the 2011 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box below and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M31343-P09195

MACY’S, INC.

To: J.P. Morgan Chase Bank, as Trustee for the Macy’s, Inc. 401(k) Retirement Investment Plan.

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2011

I acknowledge receipt of the Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Macy’s, Inc. to be held on May 20, 2011, and the related Proxy Instructions.

As to my proportional interest in any stock of Macy’s, Inc. registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Macy’s, Inc. I understand that if I sign this instruction card on the other side and return it without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted by you in accordance with the recommendations of the Board of Directors of Macy’s, Inc. as to Items 1, 2, 3 and 4 and for a frequency of one year on Item 5. If my voting instructions are not received by 11:59 p.m. Eastern Time on May 18, 2011, I understand that you will vote my proportional interest in the same ratio as you vote the proportional interest for which you receive instructions from other plan participants.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 4, AND FOR A FREQUENCY OF ONE YEAR ON ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE